Exhibit 2.1

Execution Version

PURCHASE AGREEMENT

between

POWER PRODUCTS, LLC
and

ACTUANT CORPORATION

_________________________________

Dated October 30, 2013

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Exhibit A        Assignment and Assumption Agreement
Exhibit B        Net Working Capital Value
Exhibit C        Transferred Sourcing Agreements
Exhibit D        Transition Services Agreement
Exhibit E        Seller’s Closing Certificate
Exhibit F        Buyer’s Closing Certificate
Exhibit G        Transition License Agreement
Exhibit H        Edwardsville Sublease
Exhibit I        Menomonee Falls Sublease

Schedule 1.1        Permitted Encumbrances
Schedule 1.2        Pre-Paid Warranties
Schedule 1.3        Regulatory Approvals
Schedule 2.3        Allocation
Schedule 5.2        Notices and Consents
Schedule 5.5        Operation of the Business
Schedule 6.4        Covered Employees
Schedule 6.7(a)    Seller Guaranties
Schedule 7.2(f)(i)    Resignations

Disclosure Schedule

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PURCHASE AGREEMENT
This Purchase Agreement (this “Agreement”) is entered into as of October 30, 2013, by and between Power Products, LLC, a Delaware limited liability company (the “Buyer”), and Actuant Corporation, a Wisconsin corporation (the “Seller”). Capitalized terms used throughout this Agreement but not defined in the context hereof shall be defined as set forth in Article 1 below.
WHEREAS, the Seller, through certain of its Subsidiaries, operates the Electrical Business;
WHEREAS, prior to the date hereof, Actuant Electrical and Electric Holdings (together with certain other subsidiaries of the Seller) consummated the Electrical Reorganization, transferring certain of the assets and liabilities relating to the Electrical Business to Electric Holdings on the terms set forth in the Reorganization Agreement;
WHEREAS, on the Closing Date, as described below, the Seller will cause (i) Actuant Electrical to transfer the Electric Holdings Interests to the Buyer; (ii) Actuant Canada to transfer the Canadian Electrical Assets and Canadian Assumed Liabilities to the Buyer, (iii) Actuant Australia to transfer the BEP Marine Interests to the Buyer, and (iv) Actuant International to transfer the Mastervolt Interests to the Buyer; and
WHEREAS, on the Closing Date, pursuant to the Employee Matters Agreement, the Buyer will make offers of employment to the Canadian Electrical Employees as set forth in the Employee Matters Agreement.
Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.
Article 1

Definitions
“Acquired Companies” means Electric Holdings, each of the Electric Holdings Subsidiaries, BEP Marine, Mastervolt Holdings and each of the Mastervolt Subsidiaries.
“Acquired Company Plan” has the meaning set forth in Section 3.23(a).
“Actuant Australia” means Actuant Australia Pty. Ltd. a company formed under the laws of Australia.
“Actuant Canada” means Actuant Canada Corporation a corporation formed under the laws of Ontario, Canada.
“Actuant Electrical” means Actuant Electrical, Inc. a New York corporation.

“Actuant International” means Actuant International Limited (UK), a company organized in the United Kingdom.
“Actuant Name” has the meaning set forth in Section 6.7(c).
“Actuant Product Liability Policies” means the General and Products Liability Policies of the Seller applicable to the Electrical Business.
“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses; provided, that, in no event shall Adverse Consequences include, and no Party shall have any liability or obligation to indemnify another Party for, punitive damages (for the avoidance of doubt, “punitive damages” shall not include punitive damages which may be payable by an Indemnified Party to a third party).
“Affiliate” of any Person means any Person directly or indirectly controlling, controlled by, or under common control with, such Person. For the purposes of this definition, "controlling," "controlled" and "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“AGS” means Actuant Global Sourcing, Ltd. (HK), a company organized under the laws of Hong Kong.
“AGS Agreements” has the meaning set forth in Section 6.7(e).
“AGS Employees” means those employees providing services to the sourcing business of AGS currently employed by a China Employer to be hired by the Buyer pursuant to the Employee Matters Agreement.
“AGS Trade Payables” means all intercompany trade payables included in the Closing Statement due from the Electrical Business to AGS.
“Alternative Arrangements” has the meaning set forth in Section 8.8.
“Alternative Commitment” has the meaning set forth in Section 5.7(c)).
“Alternative Proposal” has the meaning set forth in Section 5.4.
“Antitrust/Competition Laws” means the HSR Act and all other Applicable Laws issued by any Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Law” means any U.S. federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order (whether executive, legislative, judicial or otherwise), judgment, injunction, notice, decree or other requirement or rule of law or legal process (including common law), or any other order of, or agreement issued, promulgated or entered into by, any Governmental Entity, and any rule or requirement of any national securities exchange or automated quotation service, in each case, as enacted or in effect as of the date hereof (or with respect to any representation contained herein that speaks as of an earlier date, the Applicable Law as of such date) and, in respect of any covenant the performance of which is after the date hereof, as of the date of performance thereof.
“Assignee” has the meaning set forth in Section 6.10(a).
“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement in the form attached hereto as Exhibit A.
“Assumed Liabilities” has the meaning set forth in Section 2.2.
“BEP Interests” means 100% of outstanding equity interests in BEP Marine.
“BEP Marine” means BEP Marine Ltd. (New Zealand), a company organized under the laws of New Zealand.
“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in Milwaukee, Wisconsin.
“Buyer” has the meaning set forth in the preamble.
“Buyer Indemnified Party” has the meaning set forth in Section 8.2(a).
“Buyer Material Adverse Effect” means a material and adverse effect on the ability of the Buyer to consummate the Transactions prior to the Termination Date or perform all of its material obligations hereunder.
“Buyer Representatives” has the meaning set forth in Section 9.3(b).
“Canadian Assumed Liabilities” means all of the Liabilities of Actuant Canada to the extent relating to the operation of the Electrical Business, including but not limited to the following (but excluding the Excluded Liabilities):
(a)    Contracts and Permits. All liabilities and obligation under the contracts, leases, agreements and Permits included in the Canadian Electrical Assets, not including liabilities arising from a breach of any such contracts, leases, agreements or Permits occurring on or prior to the Closing;
(b)    Warranty; Product Liabilities. Claims for product or services warranty, product or services liability, refunds, returns, personal injury and property damage, and all other

Liabilities, relating to products sold or services provided by the Electrical Business, whether before, on or after the Closing Date;
(c)    Claims. Any liability, claim or obligation which is based on events or conditions occurring or existing in connection with, or arising out of, the operation of the Electrical Business on or prior to, or the operation of the Electrical Business by the Buyer subsequent to, the Closing Date or the ownership, possession, use or sale of the Canadian Electrical Assets by the Electrical Business prior to, or subsequent to, the Closing Date;
(d)    Current Liabilities. All current liabilities and current obligations of the Electrical Business which are included in the calculation of Net Working Capital Value, including all trade payables relating to the Electrical Business;
(e)    Environmental Liabilities. All liabilities relating to or arising under any Environmental Laws or relating to any actual or alleged releases of, contamination by or exposure to Hazardous Substances whether arising on or prior to, or subsequent to, the Closing Date; and
(f)    Employees. All liabilities and obligations relating to the Canadian Electrical Employees, except to the extent specifically retained by Seller pursuant to the Employee Matters Agreement.
“Canadian Electrical Assets” means the assets of Actuant Canada (other than Cash) used exclusively in the Electrical Business.
“Canadian Electrical Employees” means those employees of Actuant Canada engaged in the Electrical Business and as more fully described in the Employee Matters Agreement.
“Canadian Plan” means each Foreign Plan maintained primarily in respect of Canadian Electrical Employees.
“Cash” means cash in the bank, petty cash and Cash Equivalents of the Acquired Companies. For the avoidance of doubt, Cash shall be calculated net of issued but uncleared checks and drafts.
“Cash Amount” means Cash of the Acquired Companies as of 12:01 a.m. on the Closing Date determined in accordance with GAAP, which amount shall not exceed $600,000 in the aggregate and which amount will not include any Cash transferred by Seller on the Closing Date prior to the Closing. For purposes of determining the amount of US Dollars to calculate the Purchase Price herein, the Parties agree to use the prevailing US/NZ or US/MX exchange rate as of the close of business on the date that is 1 Business Day prior to the Closing as set forth in The Wall Street Journal, which the Buyer may estimate for purposes of determining the Preliminary Purchase Price.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States of America or issued by any agency thereof and backed by the full faith and credit thereof; (b) certificates of deposit, time deposits, euro-dollar time deposits or overnight bank deposits, in each case, issued by a bank located in the United States of America and having capital, surplus and profits aggregating at least $1,000,000,000; (c) commercial paper of an issuer rated A-1 or P-1 by Standard & Poor’s or Moody’s Investors Service; (d) repurchase obligations of any commercial bank with respect to securities issued or fully guaranteed or insured by the United States of America; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by the United States of America; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank located in the United States of America and having capital, surplus and profits aggregating at least $1,000,000,000; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market or similar funds with banks located in the United States of America and having capital, surplus and profits aggregating at least $1,000,000,000.
“China Employers” means Actuant Shanghai Trading Co. Ltd. and Actuant International Services Ltd.
“Closing” has the meaning set forth in Section 2.4.
“Closing Date ” has the meaning set forth in Section 2.4.
“Closing Statement” has the meaning set forth in Section 2.6(b).
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Code §4980B, and any similar state Applicable Law.
“Code” means the United States Internal Revenue Code of 1986, as amended, and the rulings and regulations thereunder.
“Commitment Letters” has the meaning set forth in Section 4.6(a).
“Commitment Party” means each Senior Debt Lender and Mezzanine Debt Lender.
“Company Indebtedness” means the Indebtedness of the Acquired Companies as of 12:01 A.M. (C.S.T.) on the Closing Date, plus interest accruing on the Closing Date with respect to such Indebtedness.
“Confidential Information” means any information relating exclusively to the Electrical Business; provided, that, Confidential Information shall not include information that (i) becomes generally available to the public other than as a result of a disclosure by Seller or its Subsidiaries after the Closing, (ii) becomes available to Seller or any of its Subsidiaries after the Closing on a non-confidential basis, provided that the source of such information was not known by Seller after reasonable inquiry to be bound by a confidentiality obligation to the Buyer or any of the Acquired Companies, or (iii) is developed by Seller or any of its Subsidiaries after the Closing independently without use of the Confidential Information.

“Confidentiality Agreement” means that certain Confidentiality Agreement between Sentinel Capital Partners, L.L.C. and Robert W. Baird & Co. Incorporated as Agent for Actuant Corporation dated June 24, 2013.
“Contract” has the meaning set forth in Section 3.16.
“Covered Employees” has the meaning set forth in Section 6.4.
“Debt Commitment Letters” means the Senior Debt Commitment Letter and the Mezzanine Debt Commitment Letter.
“Debt Financing” has the meaning set forth in Section 4.6(a).
“Deductible” has the meaning set forth in Section 8.2(b).
“Disclosure Schedule” means the disclosure schedule delivered by the Seller to the Buyer on the date hereof regarding certain exceptions to the representations and warranties in Article 3, including any Updated Disclosure Schedule.
“Dispute Notice” means a written notice from the Seller to the Buyer indicating disagreement with the Closing Statement.
“Dispute Period” has the meaning set forth in Section 2.6(b).
“DOJ” has the meaning set forth in Section 5.2(c).
“Edwardsville Lease” means that certain lease subject of the Edwardsville Sublease.
“Edwardsville Sublease” means that certain sublease attached hereto as Exhibit H.
“Electric Holdings” means Electrical Holdings, LLC (f/k/a Acme Electric LLC), a Delaware limited liability company.
“Electric Holdings Interests” means 100% of the membership interests of Electric Holdings.
“Electric Holdings Subsidiaries” means each of Acme Electric Mexico Holdings I, Inc., Acme Electric Mexico Holdings II, Inc. and each of the Mexican Subsidiaries.
“Electrical Business” means the design, manufacture, distribution and sale of, or service with respect to, electrical products and electrical related products to the retail, wholesale, original equipment manufacturer, business to business and direct to consumer channels under the brands Actown-Electrocoil, Calterm, ADI, Amveco, Acme Electric, Del City, Gardner Bender, Marinco Power Products, Marinco, BEP, Ancor, NICRO, AFi, Guest, Sperry, Mastervolt and Turner Electric, in each case, as conducted by the Seller and its Subsidiaries generally prior to the date hereof.

“Electrical Business Intellectual Property” has the meaning set forth in Section 3.14(c).
“Electrical Employees” means the employees of the Acquired Companies together with the AGS Employees and Canadian Electrical Employees, including those on disability or leave of absence.
“Electrical Reorganization” means the reorganization consummated as of August 1, 2013 pursuant to the Reorganization Agreement.
“Employee Matters Agreement” means the Employee Matters Agreement entered into between the Buyer and the Seller as of the date hereof.
“Enforceability Limitations” means limitations on enforcement and other remedies imposed by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws affecting creditors’ rights generally from time to time in effect or general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing with respect to those jurisdictions that recognize such concepts).
“Environmental Law” means any Applicable Law relating to public health, safety, nuisance, pollution, contamination or the environment, including, those relating to: (i) the release, discharge, emission, injection, spillage, leakage, or disposal to air, land surface (or subsurface strata) or surface or ground water or any building or structure of Hazardous Materials, (ii) the use, manufacture, processing, generation, distribution, transport, storage, possession, handling, management, treatment or disposal of Hazardous Materials, or (iii) the exposure to Hazardous Materials, (iv) air, water, soil, noise or odor pollution or contamination, in each case, as in effect as of the date hereof (or with respect to any representation contained herein that speaks as of an earlier date, the Environmental Law as of such date).
“Equity Commitment Letters” has the meaning set forth in Section 4.6(a).
“Equity Financing” has the meaning set forth in Section 4.6(a).
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations thereunder.
“Estimated Cash Amount” means the Seller’s good faith estimate of the Cash Amount.
“Estimated Indebtedness” means the Seller’s good faith estimate of Company Indebtedness.
“Excluded Environmental Liabilities” means any Liabilities under Environmental Laws arising from or relating to former facilities of the Electrical Business, including facilities in the following locations: (i) 4815 West 5th Street, Lumberton, NC; (ii) 2557 and 2655 Napa Valley Corporate Drive, Napa, CA; (iii) 9348 D. Ducks Lane, Charlotte, NC; (iv) Parque Industrial Tecade, 366 Tecate Mexicali Calle Alamo Edificio 2 Manzana 2, Tecate, Baja California Mexico de Tijuana; (v) 9220 Activity Road, San Diego, CA; (vi) 6100, 6101, 6151 and 6200 North Baker

Road, Glendale, WI; (vii) 2414 Highview Street, Spring Grove, IL; (viii) Columbia Street, Clyde, Wayne County, New York; (ix) 1000 New Holland Avenue, Building #16, Lancaster, PA; (x) 2524 S. E. 15TH Street and 2536 S. E. 15TH Street, Del City, OK; and (xi) GP 1, KM 148, Messadine, Tunisia.
“Excluded Liabilities” means the following Liabilities of Actuant Canada: (i) Indebtedness, (ii) Liabilities for Taxes and (iii) Liabilities related to the Canadian Electrical Employees specifically retained by the Seller pursuant to the Employee Matters Agreement.
“Expiration Date” has the meaning set forth in Section 8.1.
“Financial Statements” has the meaning set forth in Section 3.9.
“Financing” has the meaning set forth in Section 4.6(a).
“Financing Parties” means the Commitment Parties and each of such Commitment Party’s Affiliates, successors and assigns.
“Financing Parties’ Related Parties” means the Financing Parties’ former, current or future equityholders, controlling persons, partners, directors, officers, employees, service providers, financing sources, advisors or representatives.
“Foreign Plan” has the meaning set forth in Section 3.23(f).
“FTC” has the meaning set forth in Section 5.2(c).
“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied by the Seller.
“Governmental Entity” means any court, judicial, legislative, administrative or regulatory agency, commission, department, board or bureau or body or other governmental authority or instrumentality or any person or entity exercising executive, judicial, regulatory or administrative functions of or pertaining to government, whether foreign, federal, state, provincial, local or other, or any governmental arbitral body.
“Guarantees” means those certain Guarantees delivered by the Guarantors to the Seller on the date hereof.
“Guarantors” means Sentinel Capital Partners IV, L.P., Sentinel Capital Investors IV, L.P., and Sentinel Capital Partners IV-A, L.P.
“Hazardous Materials” means any contaminant, pollutant, material, waste or substance that is known to cause harm or degradation to the environment or safety at specified levels and regulated by or can give rise to Liability under any Environmental Laws, or which is present in the environment in such quantity or state that it contravenes any Environmental Law or that its remediation is required by any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.
“Income Tax” means a Tax imposed on or determined by reference to net income.
“Indebtedness” means, with respect to any Person, without duplication, (i) Liabilities of such Person for borrowed money, (ii) Liabilities of such Person for indebtedness evidenced by notes, debentures, bonds, mortgages or other similar instruments; (iii) Liabilities of such Person for the deferred purchase price of property including “earnout” or similar obligations (other than any accounts payable, trade payables or accrued expenses); (iv) all Liabilities of such Person under foreign currency exchanges, interest rate protection agreements, swap agreements and hedging arrangements; (v) all Liabilities of such Person under leases which are required to be, in accordance with GAAP, recorded as capital leases; (vi) any indebtedness described in subparagraphs (i) – (v) which are guaranteed in any manner by such Person (including guarantees in the form of an agreement to repurchase or reimburse); (vii) any Liabilities of such Person relating to any amounts drawn or funded under any letters of credit, bankers acceptance or similar instrument, and (viii) any principal, interest, premiums and penalties with respect to any of the foregoing.
“Indemnified Party” has the meaning set forth in Section 8.4.
“Indemnifying Party” has the meaning set forth in Section 8.4.
“Independent Accountant” means Deloitte LLP or such other Person the Parties may agree to.
“Intellectual Property” means (a) trademarks, service marks, trade names, domain names, logos, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction, foreign or domestic, of, and applications in any jurisdiction, foreign or domestic, to register, the foregoing, including any extension, modification or renewal of any such registration or application, (b) patents, applications for patents (including revisions, reexaminations, divisionals, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, foreign or domestic, (c) copyrights and other works of authorship (including computer software), in any jurisdiction, foreign or domestic, and registrations or applications for registration of copyrights in any jurisdiction, foreign or domestic, and any renewals or extensions thereof, (d) all trade secrets, know-how, processes, techniques, methods and designs and (e) all copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).
“Knowledge” means the knowledge, after reasonable inquiry, of each of David Scheer, Robert Arne, James Darby and Hans van Nikkelen Kuijper.
“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Seller or any Subsidiary holds any Real Property with respect to the Electrical Business, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Electrical Business.
“Liability” or “liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).
“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, lien (including statutory liens), preference, priority or other security agreement or arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement or any lease which is or should be capitalized) or any other charge, option, easement or similar encumbrance.
“Mastervolt Group” means Mastervolt Holdings and the Mastervolt Subsidiaries.
“Mastervolt Holdings” means Mastervolt International Holding BV, a company organized under the laws of the Netherlands.
“Mastervolt Interests” means 100% of the equity interests of Mastervolt Holdings.
“Mastervolt Pension Arrangements” has the meaning set forth in Section 3.23(e).
“Mastervolt Subsidiaries” means Mastervolt International BV, Mastervolt Spain SL, Mastervolt Ltd. (UK), Mastervolt GmbH (Germany), Mastervolt International SRL (Italy), Mastervolt SARL (France) and Mastervolt BV (Netherlands).
“Material Adverse Effect” shall mean a material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of the Electrical Business, taken as a whole; provided, however, that any such effect attributable to or resulting from (i) any changes in general business or economic conditions; (ii) any changes to general national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (iii) changes in or to financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in generally accepted accounting principles; (v) changes in laws, rules, regulations, orders, or other binding directives or interpretations thereof issued by any Governmental Entity, (vi) any failure by the Electrical Business to meet internal projections or forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that the causes of such failure may be considered), (vii) the execution, delivery or announcement of this Agreement or the announcement of the Transactions, or (viii) any earthquake, tornadoes or other natural disasters, (ix) changes, effects or events caused by the taking of any action expressly approved by Buyer in writing; shall, in each case, be deemed not to constitute or give rise to a “Material Adverse Effect”; provided, further, with respect to clauses (i) through (v) of the foregoing proviso, that such exceptions shall apply solely to the extent such events do not disproportionately affect in any material respect the Electrical Business taken as a whole relative to similarly sized businesses or other businesses in the same industry.

“Material Contracts” has the meaning set forth in Section 3.16.
“Material Customer” has the meaning set forth in Section 3.20.
“Material Supplier” has the meaning set forth in Section 3.20.
“Maximum Amount” has the meaning set forth in Section 8.2(b).
“Menomonee Falls Lease” means that certain lease subject of the Menomonee Falls Sublease.
“Menomonee Falls Sublease” means that certain sublease attached hereto as Exhibit I.
“Mexican Subsidiaries” means Servicios Acme de Mexico, S. de R.L. de C.V., Acme Electric de Mexico, S. de R.L. de C.V. and Acme Electric Manufacturing de Mexico, S. de R.L. de C.V.
“Mezzanine Debt Commitment Letter” has the meaning set forth in Section 4.6(a).
“Mezzanine Debt Lenders” has the meaning set forth in Section 4.6(a).
“Most Recent Balance Sheet” means the balance sheet included in the Financial Statements for September 30, 2013.
“Net Working Capital Deficit” means the amount by which the Net Working Capital Value is less than the amount equal to the Net Working Capital Target minus $3,000,000.
“Net Working Capital Surplus” means the amount by which the Net Working Capital Value is more than the amount equal to the Net Working Capital Target plus $3,000,000.
“Net Working Capital Target” means $56,448,160.
“Net Working Capital Value” shall mean the current assets of the Electrical Business, less the current liabilities of the Electrical Business (other than relating to Income Taxes (current or deferred)), as of 12:01 A.M. (C.S.T.) on the Closing Date prepared in a manner consistent with GAAP with the “E&Y Adjustments” set forth in, and otherwise consistent with the preparation of, the sample calculation set forth on Exhibit B.
“Ordinary Course of Business” means the ordinary course of business of the Electrical Business consistent with past custom and practice (including with respect to quantity and frequency).
“Organic Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, together with all amendments thereto. For example, the “Organic Documents” of a corporation are its certificate of incorporation and by-laws, the “Organic Documents” of a limited partnership are its certificate of limited partnership and limited partnership agreement and the “Organic Documents” of a limited liability company are its certificate of formation and its operating agreement.
“Overlap Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Party” or, collectively, “Parties” means the Buyer and/or the Seller.
“Permits” means licenses, permits, franchises, certificates, authorizations or approvals required by any Applicable Law or issued by any Governmental Entity.
“Permitted Encumbrances” means all (a) Liens set forth on Schedule 1.1; (b) Liens specifically disclosed in the footnotes to the Financial Statements; (c) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed; and for which appropriate reserves have been established if and as required by GAAP; (d) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the Ordinary Course of Business securing amounts which are not yet due and payable, (e) Liens associated with original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business, (f) with respect to the Real Property, (i) easements, licenses, covenants, rights-of-way and other similar restrictions, and (ii) zoning, building and other similar restrictions which are imposed by any Governmental Entity having jurisdiction over such Real Property, in each case which do not prevent the use in any material respect of such Real Property as currently used or the operation of the Electrical Business, and (g) other Liens that, individually or in the aggregate, do not materially detract from the value of any material asset that is encumbered.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Entity.
“Plan” has the meaning set forth in Section 3.23 below.
“Pre-Closing Product Liability Matters” means all the Liabilities of the Electrical Business relating to product liabilities with respect to events occurring prior to Closing.
“Pre-Closing Tax Period” has the meaning set forth in Section 6.9(b)(i).
“Preliminary Purchase Price” has the meaning set forth in Section 2.3.
“Pre-Paid Warranties” means the pre-paid warranty sold by the Electrical Business for the products listed on Schedule 1.2.
“Proceeding” and “Proceedings” has the meaning set forth in Section 3.11.

“Purchase Price” means (i) $258,000,000, less (ii) the Net Working Capital Deficit, if any, plus (iii) the Net Working Capital Surplus, if any, less (iv) the Company Indebtedness, plus (v) the Cash Amount, each as finally determined pursuant to Section 2.6 as applicable.
“Purchased Equity” means the Electric Holdings Interests, BEP Marine Interests and Mastervolt Interests.
“Qualified Claim” has the meaning set forth in Section 8.2(b).
“Real Property” has the meaning set forth in Section 3.13(a).
“Regulatory Approvals” means, collectively, HSR Act expiration or approval and any other approvals from any Governmental Entity required to consummate the Transactions and set forth in Schedule 1.3.
“Reorganization Agreement” means that certain Contribution Agreement and Bill of Transfer, dated as of August 1, 2013, entered into among Electric Holdings, Actual Electrical and certain of their Affiliates.
“Restricted Period” has the meaning set forth in Section 6.3(a).
“Seller” has the meaning set forth in the preamble.
“Selling Companies” means Actuant Electrical, Actuant Canada, Actuant Australia, Actuant International and AGS.
“Seller Competitive Activities” has the meaning set forth in Section 6.3(a).
“Seller Guaranties” has the meaning set forth in Section 6.7(a).
“Seller Indemnified Parties” has the meaning set forth in Section 8.3(a).
“Seller Signage” has the meaning set forth in Section 6.7(b).
“Seller’s Excluded Representations” has the meaning set forth in Section 8.1.
“Senior Debt Commitment Letter” has the meaning set forth in Section 4.6(a).
“Senior Debt Lenders” has the meaning set forth in Section 4.6(a).
“Solar Warranty” means the warranty obligations of the Electrical Business with respect to its solar products.
“Subsidiary” shall mean with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other

Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof or the right or ability to elect a majority of the managers and directors. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.
“Tax” or “Taxes” means (i) all foreign, federal, state, provincial, local and other taxes, fees, levies, duties and other assessments or charges of whatever kind (including without limitation, income, social security or employee social security scheme related contributions, excise, stamp, transfer, property (tangible and intangible), value added, real estate, sales, payroll, gains, gross receipts, withholding and franchise taxes) together with any interest, penalties, or additions payable in connection with such taxes, fees, levies, duties or other assessments or charges; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.
“Tax Matter” means any inquiry, claim, assessment, audit or similar event with respect to Taxes for which the Seller may be liable under this Agreement.
“Tax Returns” means any report, return, declaration or other filing required to be supplied to any Governmental Entity with respect to Taxes, including any amendments thereto.
“Taxing Authority” means the Internal Revenue Service and any other Governmental Entity responsible for the administration of any Tax.
“Termination Date” means the date which is three (3) months from the date hereof.
“Third Party Claim” has the meaning set forth in Section 8.5.
“Transactions” has the meaning set forth in Section 2.1.
“Transaction Documents” has the meaning set forth in Section 2.5.
“Transferred Sourcing Agreements” means those supply and sourcing agreements set forth on Exhibit C.
“Transition License Agreement” means the Transition License Agreement substantially in the form of Exhibit G.

“Transition Services Agreement” means the Transition Services Agreement substantially in the form of Exhibit D.
“Updated Schedules” has the meaning set forth in Section 5.6.
“WARN Act” has the meaning set forth in Section 3.22(c).
Article 2

Purchase and Sale
2.1    Purchase and Sale. On and subject to the terms and conditions of this Agreement, at the Closing, (i) the Buyer agrees to purchase from Actuant Electrical, and the Seller agrees to cause Actuant Electrical to assign, transfer and sell to the Buyer, the Electric Holdings Interests, (ii) the Buyer agrees to purchase from Actuant Canada, and the Seller agrees to cause Actuant Canada to assign, transfer and sell to the Buyer, the Canadian Electrical Assets, (iii) the Buyer agrees to purchase from Actuant Australia, and the Seller agrees to cause Actuant Australia to assign, transfer and sell to the Buyer, the BEP Marine Interests, and (iv) the Buyer agrees to purchase and accept from Actuant International, and the Seller agrees to cause Actuant International to sell and transfer to the Buyer, which sale and transfer shall be effectuated at Closing through the execution of a notarial deed of sale and transfer, subject to Dutch law, before a Dutch civil law notary in the Netherlands, the Mastervolt Interests (the transactions described in this Section 2.1 constitute the “Transactions”).
2.2    Assumption of Liabilities. Except as otherwise set forth in this Agreement, at the Closing, the Buyer agrees to assume and become responsible for (i) all of the Canadian Assumed Liabilities and (ii) the AGS Trade Payables (together, the “Assumed Liabilities”). Except as otherwise provided in this Agreement, the Buyer will not assume nor have any responsibility, however, with respect to any other Liabilities of AGS or any Excluded Liabilities. From and after Closing, the Buyer shall assume all responsibility for and pay, perform and discharge all Assumed Liabilities and shall pay, or cause an Acquired Company to pay all AGS Trade Payables no later than the due date thereof as set forth in the applicable invoice. Buyer’s assumption of the Assumed Liabilities shall in no way expand the rights or remedies of third parties against Buyer as compared to the rights and remedies which such Parties would have had against Seller, the Acquired Companies or their Affiliates had this Agreement not been consummated.
2.3    Purchase Price. The Buyer agrees to pay to the Seller (or as directed by the Seller) at the Closing an aggregate amount equal to (i) $258,000,000 less (ii) the Estimated Indebtedness plus (iii) the Estimated Cash Amount (the “Preliminary Purchase Price”). The Preliminary Purchase Price will be subject to adjustment as set forth in Section 2.6. The Purchase Price shall be allocated among the Electric Holdings Interests (and with respect thereto, the assets of Electric Holdings), Canadian Electrical Assets, BEP Marine Interests, Mastervolt Interests and Transferred Sourcing Agreements as set forth on Schedule 2.3. Each Party agrees to prepare and file all Tax Returns consistent with such allocation and to refrain from taking any position inconsistent with such allocation (including any Tax audit) unless otherwise required by

Applicable Law. At the direction of the Seller in writing to the Buyer prior to the Closing, the Buyer will pay a portion of the Preliminary Purchase Price at Closing as set forth in such writing to satisfy certain pension obligations of certain Subsidiaries of the Seller.
2.4    Closing. The closing of the Transactions (the “Closing”) shall take place remotely by the exchange (electronically or otherwise) of documents, commencing at 9:00 a.m. Central Standard Time (“C.S.T.”) on the later of (i) the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions the respective Parties will take at the Closing itself) has occurred, (ii) forty-five (45) days from the date hereof, and (iii) such date as the Buyer shall not have the right (or waives any such right) to terminate this Agreement pursuant to Section 5.6 as a result of the delivery of Updated Schedules, provided that upon the Buyer’s direction with two (2) Business Days’ notice to Seller, the Closing shall occur on a date prior to forty-five (45) days from the date hereof but not before December 1, 2013 or the date specified in clause (i) or (iii) above; provided, however, that, in each case, if such date occurs on a day which is not a Business Day, then on the next Business Day (the day on which the Closing occurs, (the “Closing Date”)). The Closing shall be effective as of 12:01 A.M. (C.S.T.) on the Closing Date for all purposes of this Agreement.
2.5    Deliveries at Closing. At the Closing, (i) the Parties shall execute and deliver (A) the Transition Services Agreement, (B) the Assignment and Assumption Agreement, (C) stock or interest powers with respect to the Electric Holdings Interests, BEP Marine Interests and Mastervolt Interests, (D) the Transition License Agreement and (E) each of the Edwardsville Sublease and Menomonee Falls Sublease (the agreements and documents referred to in this clause (i) together with the Employee Matters Agreement and any other document executed and delivered in connection with the Transactions, the “Transaction Documents”), and (ii) the Buyer will deliver to the Seller (or as otherwise directed by the Seller in writing) the Preliminary Purchase Price by wire transfer of immediately available funds.
2.6    Purchase Price Adjustments.
(a)    No earlier than five Business Days but no later than three Business Days prior to the Closing Date, the Seller shall provide the Buyer with a good faith determination of its calculation (and reasonable supporting documentation) of (i) the Estimated Indebtedness, (ii) Estimated Cash Amount and (iii) the Preliminary Purchase Price based thereon.
(b)    Within ninety (90) days after the Closing Date, the Buyer shall deliver to the Seller a statement which calculates the (i) Net Working Capital Value, and based thereon a calculation of the Net Working Capital Surplus or the Net Working Capital Deficit, as the case may be, (iii) Cash Amount and (iv) Company Indebtedness and, taking into account thereof, the Buyer’s calculation of the Purchase Price (the “Closing Statement”). From and after Closing, the Buyer shall provide the Seller with reasonable access to all records, work papers, employees and facilities necessary to compute and verify the Closing Statement. The Closing Statement as delivered to the Seller shall be final and binding on the Parties unless the Seller timely delivers to the Buyer a Dispute

Notice within sixty (60) days of receipt of the Closing Statement (the “Dispute Period”), which Dispute Notice shall describe the nature of any such disagreement in reasonable detail. Any items included in the Closing Statement not disputed in a Dispute Notice during the Dispute Period shall be final and binding on the Parties. After delivery of a Dispute Notice, the Buyer and the Seller shall promptly negotiate in good faith with respect to the subject of the Dispute Notice, and if they are unable to reach an agreement within twenty (20) days after delivery to the Buyer of the Dispute Notice, the dispute shall be submitted to the Independent Accountant. The Independent Accountant shall be directed to issue a final and binding decision within thirty (30) days of submission of the Dispute Notice, as to the issues of disagreement referred to in the Dispute Notice and not resolved by the Buyer and the Seller. The Independent Accountant shall review only the remaining items in dispute. Each Party may furnish to the Independent Accountant such information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other Party. The Independent Accountant shall resolve each item of disagreement based solely on the supporting material provided by the Parties and the terms of this Agreement and not pursuant to any independent review and may not assign a value to any particular item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party, in the case of the Seller, as set forth in the Dispute Notice, and in the case of the Buyer, as set forth in the Closing Statement. The Closing Statement and the resulting calculation of Net Working Capital Value (including the Net Working Capital Surplus or the Net Working Capital Deficit, as the case may be), Cash Amount, Company Indebtedness and the Purchase Price, as so adjusted by agreement and/or by the Independent Accountant (if required), shall be final and binding on the Parties.
(c)    The fees and expenses of the Independent Accountant shall be allocated between the Buyer, on the one hand, and/or the Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Independent Accountant.
(d)    To the extent the Purchase Price as finally determined pursuant to this Section 2.6 is less than the Preliminary Purchase Price, an amount equal to the deficiency shall be paid by the Seller in immediately available funds to the Buyer within five (5) Business Days after the final determination thereof in accordance with this Section 2.6.
(e)    To the extent the Purchase Price as finally determined pursuant to this Section 2.6 is greater than the Preliminary Purchase Price, an amount equal to the excess shall be paid by the Buyer in immediately available funds to and as directed by the Seller within five (5) Business Days after the final determination thereof in accordance with this Section 2.6.

(f)    For the avoidance of doubt, the Pre-Paid Warranties and Solar Warranties shall not be taken into account in the calculation of the Purchase Price or any of its components.
2.7    Withholding Rights. Buyer and the Acquired Companies shall be entitled to withhold and deduct from the amounts otherwise payable to any recipient pursuant to this Agreement such amounts that are required to be withheld under the Code or any other provisions of state, local, or foreign Tax law. To the extent so withheld and deducted and paid over to the proper Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable recipient.
Article 3

Representations and Warranties of the Seller
The Seller represents and warrants to the Buyer that the statements contained in this Article 3 are true, correct and complete as of the date of this Agreement and shall be true, correct and complete as of immediately prior to the Closing:
3.1    Existence. The Seller is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Wisconsin. Each of the Selling Companies and the Acquired Companies is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Seller and any of its applicable Subsidiaries (which shall include, for all purposes of this Agreement, the Selling Companies and the Acquired Companies) are duly qualified to own or lease the properties used in the conduct of the Electrical Business and to carry on the Electrical Business as now conducted in each jurisdiction in which the Electrical Business is currently conducted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. No Acquired Company is in material breach of any of its Organic Documents.
3.2    Authorization of Transactions. This Agreement, the Transaction Documents to which it is, or will be, a party and the consummation of the Transactions have been duly authorized by all requisite corporate acts or proceedings of the Seller and any applicable Subsidiary thereof, and each of the Seller and any applicable Subsidiary thereof has all necessary power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. No other corporate proceedings on the part of the Seller and its Subsidiaries and no stockholder votes of the stockholders of the Seller are necessary to authorize this Agreement and the Transaction Documents to which any of the Seller and its Subsidiaries is a party or to perform any of their obligations hereunder and thereunder. This Agreement and the Transaction Documents have been (or, in the case of such agreements to be executed after the date hereof and at or prior to Closing, will be) duly executed and delivered by each of the Seller and any applicable Subsidiary thereof and, assuming due authorization, execution and delivery hereof and thereof by the Buyer, constitute a valid and binding obligations thereof, enforceable in accordance with their terms, except as the same may be limited by any Enforceability Limitations.

3.3    Non contravention. Except as set forth on Section 3.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will (i) violate in any material respect any Applicable Laws or other restriction of any Governmental Entity or, to Seller’s Knowledge, private arbitral body to which the Seller, any of its applicable Subsidiaries or the Electrical Business are subject, (ii) conflict with or result in a breach of any of the Organic Documents of the Seller or any of its Subsidiaries, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel (or other material right such as a right of payment or loss of a material right) or require any notice or result in the imposition of any Lien (other than Permitted Encumbrances) upon any of the assets of the Acquired Companies or the Electrical Business in each case, pursuant to, or under any Material Contract, Lease or a material Permit. Except as set forth on Section 3.3 of the Disclosure Schedule and other than the Regulatory Approvals, neither the Seller nor any Subsidiary thereof needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the Parties to consummate the Transactions.
3.4    Finders; Brokers. The Seller and its Subsidiaries (including the Acquired Companies) do not have and will not have any liability or obligation to pay any fees or commissions to any investment bank, broker, finder, or other agent with respect to the Transactions for which the Buyer (or any Acquired Company) will become liable or obligated.
3.5    Title to Assets.
(g)    Actuant Canada and AGS have and at the Closing (or in the case of the Transferred Sourcing Agreements at such time as they are transferred pursuant to Section 6.7(d)) will convey to the Buyer good and valid title to the Canadian Electrical Assets and the Transferred Sourcing Agreements free and clear of any Liens, except for Permitted Encumbrances.
(h)    Except as set forth on Section 3.5 of the Disclosure Schedule, the Acquired Companies have valid title to, or a valid leasehold interest in (or other valid right to use), all of their tangible properties reflected on the Most Recent Balance Sheet and all material tangible property thereafter acquired, in each case, free and clear of all Liens, except for Permitted Encumbrances.
3.6    Capitalization. Except as set forth on Section 3.6 of the Disclosure Schedule, (a) the Electric Holdings Interests are owned solely and beneficially, free and clear of Liens, by Actuant Electrical and constitute all of the issued and outstanding equity interests of Electric Holdings, (b) the BEP Marine Interests are owned solely and beneficially, free and clear of Liens, by Actuant Australia and constitute all of the issued and outstanding equity interests of BEP Marine and (c) the Mastervolt Interests are owned solely and beneficially, free and clear of Liens, by Actuant International and constitute all of the issued and outstanding equity interests of Mastervolt Holdings. The Purchased Equity is duly authorized, validly existing, fully paid and nonassessable, was issued in compliance with all Applicable Laws and is being transferred to the Buyer free and clear of Liens. Other than the Purchased Equity, there are no equity interests in Electric Holdings, BEP Marine or Mastervolt issued and outstanding and no securities exercisable, convertible or exchangeable into equity interests thereof are issued and outstanding. There are no outstanding warrants, options, rights, agreements or other commitments (other than this Agreement) (i) pursuant to which Electric Holdings, BEP Marine or Mastervolt are or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other equity interests thereof or (ii) that give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock or other equity interests of Electric Holdings, BEP Marine or Mastervolt, including any stock appreciation, phantom stock, profit participation, or similar rights. There are no issued or outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which holders of ownership interests of Electric Holdings, BEP Marine or Mastervolt may vote. Other than this Agreement, the Electric Holdings Interests, BEP Marine Interests and Mastervolt Interests are not subject to any voting trust, agreement or other contract, agreement, arrangement, commitment or understanding, including, any agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition thereof.
3.7    Subsidiaries. Other than with respect to the Electric Holdings Subsidiaries and the Mastervolt Subsidiaries, the Acquired Companies own no capital stock or other equity interest in any Person. Section 3.7 of the Disclosure Schedule sets forth the true and correct equity ownership of each of the Electric Holdings Subsidiaries and Mastervolt Subsidiaries. Except as set forth in Section 3.7 of the Disclosure Schedule, an Acquired Company holds of record and owns beneficially all of the outstanding equity interests of each Electric Holdings Subsidiary and Mastervolt Subsidiary, free and clear of any Liens. All of the issued and outstanding shares of capital stock or other equity interests of each Electric Holdings Subsidiary and Mastervolt Subsidiary (i) have been duly authorized and validly issued and are fully paid and non‑assessable and (ii) were issued in compliance with all Applicable Laws. There are no outstanding warrants, options, rights, agreements or other commitments (other than this Agreement) (i) pursuant to which any Electric Holdings Subsidiary or Mastervolt Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other equity interests thereof or (ii) that give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock or other equity interests of any Electric Holdings Subsidiary or Mastervolt Subsidiary, including any stock appreciation, phantom stock, profit participation, or similar rights. There are no issued or outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which holders of ownership interests of any Electric Holdings Subsidiary or Mastervolt Subsidiary may vote. No equity interest of any Electric Holdings Subsidiary or Mastervolt Subsidiary are subject to any voting trust, agreement or other contract, agreement, arrangement, commitment or understanding, including, any agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition thereof.
3.8    Licenses and Permits. The Electrical Business holds and is in material compliance with all material Permits necessary for the conduct of the Electrical Business. Such Permits are valid and in full force and effect in all material respects. To the Seller’s Knowledge, no notice has been received by the Seller or any Subsidiary thereof alleging the failure to hold any material Permit in respect of the Electrical Business.
3.9    Financial Statements. Attached to Section 3.9 of the Disclosure Schedule are the internally prepared unaudited balance sheet and income statement of the Electrical Business as of and for the fiscal years ended August 31, 2012 and August 31, 2013, and as of and for the one (1) month ended September 30. 2013 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP and are consistent in all material respects with the books and records of the Electrical Business, and fairly present, in all material respects, the financial condition of the Electrical Business as of and for the dates indicated thereon, provided, that, the Financial Statements do not include footnote disclosures none of which, individually or in the aggregate, materially change the financial condition or results of operations presented thereby and the Financial Statements as of September 30, 2013 do not include normal year-end adjustments. Except as set forth on Section 3.9 of the Disclosure Schedules, the Electrical Business does not have any material liability which would be required by GAAP to be disclosed on a balance sheet other than (i) liabilities set forth on the liabilities section of the Most Recent Balance Sheet (ii) liabilities which shall be included in the calculation of the Purchase Price in accordance with Section 2.6, (iii) liabilities which have arisen after the date of the Most Recent Balance Sheet in the ordinary course of business, or (iv) obligations pursuant to any Material Contract or any Contract not required to be set forth on Section 3.16 of the Disclosure Schedules, none of which with respect to clauses (iii) and (iv) above is a Liability resulting from breach of contract.
3.10    Absence of Certain Changes or Events. Since August 31, 2012, the Electrical Business has been conducted in the Ordinary Course of Business and has not suffered any Material Adverse Effect and no event, action or circumstance has occurred which would be reasonably likely to result in a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Section 3.10 of the Disclosure Schedule, since August 31, 2012:
(a)    the Seller and its Subsidiaries have not sold, leased, licensed, transferred, assigned, abandoned or otherwise disposed of any material assets, tangible or intangible, used in the Electrical Business, except in the Ordinary Course of Business or pursuant to the Electrical Reorganization;
(b)    the Seller and its Subsidiaries have not purchased, leased or otherwise acquired any material properties or assets for the Electrical Business, except in the Ordinary Course of Business or pursuant to the Electrical Reorganization;
(c)    no party has accelerated, terminated, made material modifications to, or cancelled any Material Contract or any Contract that would have been a Material Contract if not modified, terminated or cancelled;
(d)    the Seller and its Subsidiaries have not made capital expenditures materially in excess of the capital expenditure budget relating to the Electrical Business provided to the Buyer prior to the date hereof;

(e)    the Seller and its Subsidiaries have not created, incurred, assumed, or guaranteed any material indebtedness for borrowed money or any material capitalized lease obligations;
(f)    the Electrical Business has not experienced any material and uninsured damage, destruction, or loss (whether or not covered by insurance) to material property relating to the Electrical Business;
(g)    the Seller and its Subsidiaries have not made any material changes to the policies of the Electrical Business with respect to the payment of accounts payable or accrued expenses or the collection of the accounts receivable or other receivables, including any acceleration of the collection of accounts receivable or deferral of the payment of accounts payable, or made any write down in the value of its inventory, in each case, in a manner that is outside of the Ordinary Course of Business;
(h)    the Seller or any of its Subsidiaries has not made any material changes in financial or Tax accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) utilized by or with respect to the Electrical Business, other than such changes required by GAAP or Tax law, as applicable;
(i)    the Acquired Companies have not amended any provision of any of their Organic Documents;
(j)    the Electrical Business has not made any material change in the manner in which it extends discounts or credits to its customers;
(k)    there has not been any employment, severance, termination, retention, change of control or similar agreements or arrangements entered into or modified with respect to any Electrical Employee, or any bonuses, salary increases, severance or termination pay made or granted to any Electrical Employee or other increase in the compensation or benefits provided to any current or former employee of the Electrical business, in each case, in a manner that is outside of the Ordinary Course of Business;
(l)    the Seller and its Subsidiaries have not made, changed, or revoked any material Tax election, amended any Tax Return, settled any Tax claim or assessment, surrendered in writing any right to claim a refund of Taxes or consented to extend or waive the statute of limitations applicable to any Tax claim or assessment with respect to the Electrical Business except pursuant to the Electrical Reorganization; and
(m)    the Seller and its Subsidiaries have not committed to any of the foregoing with respect to the Electrical Business.
3.11    Legal Compliance. Except as set forth on Section 3.11 of the Disclosure Schedule, the Electrical Business and the Acquired Companies are (and have been since January 1, 2011) in material compliance with all Applicable Laws, and no action, suit, hearing, investigation, charge, complaint, claim, demand, notice or other proceeding (each a “Proceeding,” and collectively “Proceedings”) has been filed, commenced or, to the Knowledge of the Seller, threatened against any of them alleging any failure so to materially comply.
3.12    Tax Matters.
(a)    The Seller and its Subsidiaries have timely filed all Tax Returns with respect to the Electrical Business that they were required to file. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all Applicable Laws. All Taxes owed by and due with respect to the Electrical Business (whether or not shown on any Tax Return) have been paid except to the extent such Taxes are in dispute. The Seller and its Subsidiaries have withheld and paid or will pay when due all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party, and all Forms W 2 and 1099 and any similar foreign forms required with respect thereto have been properly completed and timely filed or will be properly completed and timely filed by the due date.
(b)    There is no material dispute or claim pending concerning any Tax liability relating to the Electrical Business either (A) claimed or raised by any authority in writing or (B) as to which the Seller has Knowledge based upon personal contact with any agent of such authority.
(c)    Other than Permitted Encumbrances, there are no Liens for Taxes on any of the assets used in the Electrical Business.
(d)    Neither the Seller (on behalf of its Subsidiaries) nor its Subsidiaries has granted any extension or waiver of the statute of limitations period or assessment period applicable to any Tax Return with respect to the Electrical Business or within which any Tax with respect to the Electrical Business may be assessed or collected, which period (after giving effect to such extension or waiver) has not yet expired.
(e)    Neither the Seller nor its Subsidiaries has received any unresolved written notice of any claim by a Taxing Authority in a jurisdiction where the Seller or its Subsidiaries do not file Tax Returns with respect to the Electrical Business that it is or may be subject to taxation by that jurisdiction.
(f)    Neither the Seller nor any Subsidiary is the beneficiary of any extension of time within which to file any Tax Return with respect to the Electrical Business.
(g)    Neither the Seller nor any Subsidiary, with respect to the Electrical Business, is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law).

(h)    None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
(i)    change in method of accounting for a taxable period ending on or prior to the Closing Date;
(ii)    "closing agreement" as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;
(iii)    intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law);
(iv)    installment sale or open transaction disposition made on or prior to the Closing Date;
(v)    prepaid amount received on or prior to the Closing Date; or
(vi)    election under Code §108(i).
(i)    Expect as set forth in Section 3.12(i) of the Disclosure Schedule, none of the Acquired Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.
(j)    Neither the Seller nor any Subsidiary, with respect to the Electrical Business, has engaged in any “listed transaction” as defined in the Treasury Regulations promulgated under Code §6011.
(k)    The entity classification for United States federal Income Tax purposes for each of the Acquired Companies is listed on Section 3.12(k) of the Disclosure Schedule.
3.13    Real Property.
(a)    Neither the Seller nor any Subsidiary thereof owns any real property used in the Electrical Business. None of the Acquired Companies owns any real property. Section 3.13(a) of the Disclosure Schedule sets forth a true and complete list of all leases (the “Leases”) and the address thereof of all real property used by the Seller or any Subsidiary with respect to the Electrical Business (the “Real Property”). Complete and correct copies of the Leases have been provided to the Buyer. Except as set forth on Section 3.13(a) or Section 3.5 of the Disclosure Schedule, with respect to each of the Leases, (i) neither the Seller or Subsidiary nor any other party to the Lease is in material breach or material default under such Lease, and, to Seller’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default, or permit the termination, modification or acceleration of rent under such Lease; (ii) the other party to such Lease is not an affiliate of, and otherwise does not have any ownership interest in, the Seller or any Subsidiary and (iii) the Seller or Subsidiary has not collaterally assigned or granted any other security interest in such Lease.
(b)    Except as set forth in Section 3.15 of the Disclosure Schedule, the Real Property comprises all of the real property used or intended to be used in the operation of the Electrical Business. The Real Property is, to the Seller’s Knowledge, in material compliance with all applicable building, zoning, subdivision, health and safety and other land use laws and all insurance requirements affecting the Real Property.
(c)    To the Seller’s Knowledge, there does not exist any actual or threatened condemnation or eminent domain proceedings that will materially affect any Real Property or any portion thereof or interest therein, and neither the Seller nor any of its Subsidiaries has received any written notice of the intention of any Governmental Entity or other Person to take any Real Property.
(d)    The Seller or a Subsidiary thereof, as the case may be, is exclusively entitled to all material rights and benefits as lessee under the Leases, and has not sublet, assigned, licensed or otherwise conveyed any rights in the Real Property or the Leases to any other Person.
(e)    Each Lease is in full force and effect and is legal, valid, binding and enforceable against each applicable third party in accordance with its terms, except with respect to any Enforceability Limitations.
3.14    Intellectual Property.
(a)    Since January 1, 2011, with respect to the Electrical Business, the Seller and its Subsidiaries and their operation of the Electrical Business have not interfered with, infringed upon, misappropriated, or otherwise violated any material Intellectual Property rights of any Person in any material respect, and no Proceeding is pending or, to Seller’s Knowledge, threatened, alleging any of the foregoing. To the Seller’s Knowledge, since January 1, 2011, no Person has interfered with, infringed upon, misappropriated, or otherwise violated any material Electrical Business Intellectual Property rights in any material respect.
(b)    Section 3.14(b) of the Disclosure Schedule identifies each current patent trademark or copyright registration or application owned by the Seller, its Subsidiaries and the Acquired Companies that relate to the Electrical Business. Section 3.14(b) of the Disclosure Schedule also identifies each Internet domain name used by the Electrical Business. With respect to each item of Intellectual Property required to be identified in Section 3.14(b) of the Disclosure Schedule:

(i)    one of the Acquired Companies owns and possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction other than Permitted Encumbrances;
(ii)    the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and
(iii)    no Proceeding is pending, or, to the Knowledge of the Seller, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item.
(c)    The Seller and its applicable Subsidiaries own and possess, free and clear of all Liens other than Permitted Encumbrances, all right, title and interest in and to, or have the right to use pursuant to a valid and enforceable written license, all material Intellectual Property used in the operation of the Electrical Business as presently conducted (collectively, the “Electrical Business Intellectual Property”).
(d)    The Seller and its applicable Subsidiaries have taken all commercially reasonable actions to maintain, protect, and enforce the trade secrets owned by the Seller or its Subsidiaries which are material to the conduct of the Electrical Business.
3.15    Necessary Assets. Except as set forth on Section 3.15 of the Disclosure Schedule, and except for services to be provided by the Seller after the Closing pursuant to the Transition Services Agreement, the assets owned, licensed or leased by the Acquired Companies, the Canadian Electrical Assets and the Transferred Sourcing Agreements collectively include all assets reasonably necessary for the conduct of the Electrical Business as currently conducted.
3.16    Contracts. Except as set forth in Section 3.16 of the Disclosure Schedule, none of the Seller and its Subsidiaries is party to any contract or agreement (“Contract”) relating to the Electrical Business and of the type described below (such Contracts which are required to be listed on Section 3.16 of the Disclosure Schedules are referred to herein as the “Material Contracts”):
(a)    any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;
(b)    any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property with a Material Supplier, or for the furnishing of goods or services to a Material Customer, in each case, other than purchase orders entered into in the Ordinary Course of Business;
(c)    any agreement concerning a partnership or joint venture;
(d)    any agreement (or group of related agreements) under which the Electrical Business has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $250,000 or under which it has imposed a Lien on any of its assets, tangible or intangible, other than Permitted Encumbrances;
(e)    any collective bargaining agreement;
(f)    any license of material Intellectual Property or other agreement involving Intellectual Property used in the Electrical Business (including any covenants not to sue, settlement agreements, or coexistence agreements, but excluding any licenses for commercially available off-the-shelf software or Intellectual Property used in providing the services under the Transition Services Agreement;
(g)    any agreement for the employment of any Person on a full time, part time, consulting, or other basis providing annual compensation in excess of $100,000 or requiring the Electrical Business to provide material severance benefits which is or would become an obligation of the Buyer or any Acquired Company;
(h)    any settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which, after the date of this Agreement, the Electrical Business will be required to pay consideration in excess of $100,000;
(i)    any agreement under which the Electrical Business has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;
(j)    any Contract prohibiting any of the Acquired Companies or the Electrical Business, now or in the future, from freely engaging in any business or competing anywhere in the world;
(k)    any Contract with a Material Customer or Material Supplier (A) providing for any Person to be the exclusive or preferred provider of any product or service to an Acquired Company or the Electrical Business or that otherwise involves the granting by an Acquired Company or the Electrical Business to any Person of exclusive or preferred rights, (B) granting to any Person a right of first refusal or right of first offer on the sale of any part of the assets or business of the Electrical Business, or (C) containing a provision of the type commonly referred to as “most favored nation” provision for the benefit of a Person other than the Electrical Business;
(l)    any power of attorney or other similar Contract or grant of agency granting material powers to any Person other than to an employee of an Acquired Company; and
(m)    any other agreement (or group of related agreements), other than with a customer or supplier that is not a Material Customer or a Material Supplier, the performance of which involves (or would reasonably be expected to involve)

consideration to be paid after Closing by or to the Buyer or an Acquired Company in excess of $150,000 per annum.
The Seller has made available to Buyer a true and complete copy of each written Material Contract. The Acquired Companies and the Electrical Business are not bound by any oral Material Contract. Each Material Contract is valid and binding on the Seller or a Subsidiary of the Seller and, to the Knowledge of the Seller, is valid and binding on the other parties thereto. The Seller and its Subsidiaries and, to the Knowledge of Seller, the other parties thereto are not in material default or breach under any such Material Contract, and, to the Seller’s Knowledge, there are no pending claims affecting the Material Contracts. To the Seller’s Knowledge, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute a default or breach under a Material Contract by the Seller or its Subsidiaries, or to the Seller’s Knowledge, any of the other parties to such Material Contract. To Seller’s Knowledge, no Acquired Company has received notice to the effect that any other party to any Material Contract intends to cancel or terminate any such Material Contract. To the Seller’s Knowledge, no consent set forth on Schedule 5.2 is likely to not be obtained prior to the Closing.
3.17    Litigation. Section 3.17 of the Disclosure Schedule sets forth each instance in which the Seller or its Subsidiaries (i) are subject to any outstanding material injunction or material judgment, order, decree, ruling, or charge, or (ii) are a party to or, to the Knowledge of the Seller, threatened to be made a party to any Proceeding of, in, or before any Governmental Entity or arbitrator, in each case, relating to or otherwise affecting the Electrical Business.
3.18    Product Warranty. The products and services manufactured, sold, leased, and delivered by the Electrical Business have conformed in all material respects with the written terms and conditions applicable thereto and the Electrical Business does not have any material Liability for replacement or repair thereof or other damages in connection therewith, subject to reserves for claims set forth on the Financial Statements for the period ending September 30, 2013, as adjusted for operations and transactions through the Closing Date in the Ordinary Course of Business. Section 3.18 of the Disclosure Schedule discloses the aggregate dollar amount of the product warranty claims experience of the Electrical Business for years ended August 31, 2012 and August 31, 2013, respectively.
3.19    Product Liability. The Electrical Business has not received any written claim, or to the Seller’s Knowledge, been threatened with a claim for material liability arising out of any injury to individuals or property as a result of any products or services sold, performed or delivered by the Electrical Business which remains pending. The Seller has no Knowledge of any defect or failure in any product offered by the Electrical Business that would reasonably be expected to result in material damages. Since January 1, 2011, none of the Seller or its Subsidiaries has issued any recalls of products manufactured by the Electrical Business or been required to file, or has filed, a notification or other report with the United States Consumer Product Safety Commission or any other governmental agency concerning actual or potential hazards with respect to any product sold by the Electrical Business. Section 3.19 of the Disclosure Schedule discloses the products liability claims experience of the Electrical Business since January 1, 2011. The Actuant Product Liability Policies are in full force and effect.

3.20    Customers and Suppliers. Section 3.20 of the Disclosure Schedule lists the twenty (20) largest customers of the Electrical Business (measured by sales) for the years ended August 31, 2012 and August 31, 2013 (each, a “Material Customer”). Section 3.20 of the Disclosure Schedule lists the ten (10) largest suppliers to the Electrical Business (measured by purchases) for the years ended August 31, 2012 and August 31, 2013 (each, a “Material Supplier”). No Material Customer or Material Supplier has terminated its relationship with the Electrical Business, and, to the Sellers’ Knowledge, no Material Supplier or Material Customer intends, or has notified the Seller that it intends, to terminate its business with the Electrical Business. None of the five (5) largest Material Customers of the Electrical Business in its fiscal year 2013 (measured by sales) has, since August 31, 2012, materially changed in writing the pricing or other material term of its business with the Electrical Business, nor, to the Seller’s Knowledge, has notified the Seller that it intends to materially change the pricing or other material term of its business with the Electrical Business.
3.21    Environmental.
(a)    The Electrical Business (and each of the Seller and its Subsidiaries with respect thereto) is and has since January 1, 2011 been in material compliance with all applicable Environmental Laws.
(b)    Without limiting the generality of the foregoing, the Electrical Business (and each of the Seller and its Subsidiaries with respect thereto) has obtained and is in material compliance with all material Permits that are required pursuant to Environmental Laws for the operation of the Electrical Business.
(c)    The Seller and its Subsidiaries have not received any, and have no Knowledge of any, written or oral notice, report or other information that is outstanding or unresolved regarding any actual or alleged material violation of Environmental Laws, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Electrical Business or the Real Property arising under Environmental Laws.
(d)    Seller has furnished to Buyer true and correct copies of all Phase I and Phase II environmental reports and compliance audits materially bearing on environmental, health or safety Liabilities, relating to the current operations, properties or facilities of the Electrical Business, in each case which are in its possession, or to Seller’s Knowledge, under its reasonable control.
The representations and warranties set forth in Section 3.3 (but only to the extent Section 3.3 relates to environmental permits) and this Section 3.21 are the sole representations and warranties with respect to any liabilities relating to or arising under any Environmental Laws or otherwise relating to Hazardous Substances and no other representations and warranties shall be applicable thereto.
3.22    Employees.

(a)    The Seller has provided the Buyer with complete and correct copies of (i) all existing severance agreements or arrangements with any officer, employee or consultant of the Electrical Business, (ii) a form of all trade secret, non-compete, non-disclosure and invention assignment agreements used by the Electrical Business with its employees and (iii) all manuals and handbooks applicable to any current director, manager, officer, employee or consultant of the Electrical Business. As of the date hereof, to the Seller’s Knowledge, no executive or key employee of the Electrical Business or any group of employees of the Electrical Business has any plans to terminate employment with the Seller Group.
(b)    Except as disclosed on Section 3.22(b) of the Disclosure Schedules, with respect to the Electrical Business: (i) there is no collective bargaining agreement or collective bargaining relationship with any labor organization, works council or similar employee representative; (ii) since January 1, 2011, no labor organization or group of employees has filed any representation petition or certification application or made any written demand for recognition; (iii) to the Knowledge of Seller, no union organizing activities are underway or threatened and no such activities have occurred since January 1, 2011; (iv) since January 1, 2011, no labor strike or work stoppage has occurred and there is no material grievance, claim of unfair labor practice or other material labor dispute pending or, to the Knowledge of Seller, threatened and no such material labor dispute has occurred since January 1, 2011.
(c)    With respect to the Transactions, any notice required under any Applicable Law or collective bargaining agreement has been or prior to Closing will be given, and all consultative or similar obligations with any employee representative required by Applicable Law (if any) have been or prior to Closing will be satisfied.
(d)    Since January 1, 2011, no Acquired Company has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the "WARN Act"), and no such action will be implemented without advance notification to Buyer.
3.23    Employee Benefit and Pension Plans.
(a)    Each “employee benefit plan” (as defined in Section 3(3) of ERISA), each bonus, profit sharing, employee stock ownership, equity or equity-based, pension, retirement, savings, fringe benefit, health insurance, disability, vacation, commission, deferred or incentive compensation or severance, retention, employment, change of control, or other benefit or compensation plan, program, agreement, contract, policy or arrangement that is sponsored, maintained, administered, contributed to or required to be contributed to by the Seller, any of its Subsidiaries, any of the Acquired Companies or any of their respective Affiliates under which Electrical Employees currently receive benefits, or with respect to which any of the Acquired Companies has any Liability, except for any Foreign Plan, is herein referred to as a “Plan” and collectively, the “Plans”. Section 3.23(a)(i) of the Disclosure Schedule lists each material Plan and each material

Foreign Plan, and Section 3.23(a)(ii) of the Disclosure Schedule separately designates each Plan and each Foreign Plan with respect to which the Buyer or any of the Acquired Companies will have any Liability following the Closing (each an “Acquired Company Plan” and collectively, the “Acquired Company Plans”). With respect to each Plan (other than an Acquired Company Plan), the Seller has provided to the Buyer complete and correct copies of (as applicable) the summary plan descriptions. With respect to each Acquired Company Plan, the Seller has provided to Buyer complete and correct copies of (as applicable) the plan documents, summary plan descriptions, related trust agreements and the most recent favorable determination (or opinion) letter issued by the Internal Revenue Service, if applicable.
(b)    Except as set forth in Section 3.23(b) of the Disclosure Schedule, each Plan has been maintained, funded and administered in all material respects in accordance with its terms and in compliance with all Applicable Law, including ERISA and the Code. Each Plan that is intended to be qualified under Code §401(a) is so qualified and has received a favorable determination letter from the Internal Revenue Service, and, to the knowledge of any Acquired Company, nothing has occurred that could reasonably be expected to adversely affect the qualification of such Plan. The Seller, the Acquired Companies and their Affiliates have complied with the requirements of COBRA.
(c)    None the Acquired Companies maintains, sponsors, contributes to, has any obligation to contribute, or has any current or contingent liability or obligation under or with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to the funding requirements of Title IV of ERISA or Code §412. No Acquired Company has any obligation to provide post-employment or post-termination health or life insurance or other welfare benefits to any Person. None of the Acquired Companies has any current or contingent liability or obligation on account of at any time being considered a single employer under Code §414 with any other Person.
(d)    The Transactions will not cause the acceleration of vesting in, or payment or funding of, any benefits or compensation under any Plan or any Foreign Plan and will not otherwise accelerate or increase any liability under any Plan or any Foreign Plan.
(e)    The following applies to the Mastervolt Pension Arrangements in addition to the foregoing warranties of this Section 3.23. If there is any conflict, apparent conflict or ambiguity in or between Section 3.23(e) and any other part of Section 3.23, this Section 3.23(e) will prevail in respect of the Mastervolt Pension Arrangements. The (ex gratia) arrangements or promises of the Mastervolt Group to pay any pension, lump sum, gratuity or other benefit similar to any of these on retirement, death, disablement, to or for any (former) employees, or any dependent (including unmarried partners) of any of them are disclosed in Section 3.23 of the Disclosure Schedule (the “Mastervolt Pension Arrangements”). The Mastervolt Pension Arrangements apply to all (former) employees, and no member of the Mastervolt Group is a party to any pension arrangement relating to any of the employees or directors, of the Mastervolt Group, including pension insurance or excess (excedent) insurance, other than the Mastervolt Pension Arrangements. All obligations of the Mastervolt Group arising from or relating to the Mastervolt Pension Arrangements of whatever type (including, without limitation, premiums, accruals, payments) that have fallen due, have at all times been paid by the due date for payment in full in accordance with the Mastervolt Pension Arrangements and Applicable Law, and to the extent these obligations are or were not covered by external funding and to the extent permitted by Applicable Law, by benefit payments to the contractually, or otherwise agreed, required amounts to the beneficiaries under the Mastervolt Pension Arrangements are adequately provided for in the Financial Statements. No member of the Mastervolt Group has any material obligation with respect to the Mastervolt Pension Arrangements, whether or not conditional or contingent, including, without limitation, back-service (and/or past service) obligations, which are not fully funded or adequately provided for. The Mastervolt Pension Arrangements has at all times been operated materially in accordance with, and the Seller and each member of the Mastervolt Group have observed and performed all their respective material obligations under the relevant terms and conditions of each pension scheme and each other post-retirement or other long-term employee benefits scheme, the requirements of the relevant Taxing Authority and other Governmental Entities in relation to each scheme and in accordance with Applicable Law. Neither the administrators/insurers of the Mastervolt Pension Arrangements nor the Seller are not, in respect of the Mastervolt Pension Arrangements or in respect of any other (predecessor) pension, early retirement or disability, engaged in defending any actions or claims by any (former) employee, of the Mastervolt Group or any of their dependents (other than claims for benefits in the ordinary course of business), nor is, to Seller’s Knowledge, any such action or claim threatened. All obligations of the Mastervolt Group arising from or relating to the Mastervolt Pension Arrangements of whatever type (including, without limitation, premiums, accruals, payments) that have fallen due, have at all times been paid by the due date for payment in full in accordance with the Mastervolt Pension Arrangements and Applicable Law, and to the extent these obligations are or were not covered by external funding and to the extent permitted by Applicable Law, by benefit payments to the contractually, or otherwise agreed, required amounts to the beneficiaries under the Mastervolt Pension Arrangements are adequately provided for in the Financial Statements. No member of the Mastervolt Group has any material obligation with respect to the Mastervolt Pension Arrangements, whether or not conditional or contingent, including, without limitation, back-service (and/or past service) obligations, which are not fully funded or adequately materially provided for.
(f)    Each benefit plan or compensation, program, policy, agreement or arrangement covering Electrical Employees or other Persons working or who worked in connection with the Electrical Business primarily outside the United States, providing employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, savings, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar benefits, is herein referred to as a “Foreign Plan” and collectively “Foreign Plans”. Each Foreign Plan has been maintained, funded and administered in compliance with its terms and the requirements of Applicable Law.

3.24    Certain Business Relationships with Seller and its Subsidiaries. Except as set forth on Section 3.24(a) of the Disclosure Schedule, since August 31, 2012, neither the Seller nor any of its Subsidiaries has purchased any material products or services from, or sold any material assets or services to, the Electrical Business, other than the provision of management services typically provided by a parent company, such as tax, finance, treasury, human resources, information technology, risk management, legal and similar services, and procurement of goods and services from third parties. Section 3.24(b) of the Disclosure Schedule sets forth all Contracts between the Seller or any Affiliate thereof (not including the Acquired Companies), on the one hand, and any Acquired Company (or Actuant Canada, to the extent such Contract will be a Canadian Electrical Asset), on the other hand, which will be in effect after the Closing.
3.25    Disclaimer. THE REPRESENTATIONS AND WARRANTIES OF THE BUYER SET FORTH IN ARTICLE 4 CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE BUYER AND ITS AFFILIATES TO THE SELLER IN CONNECTION WITH THE TRANSACTIONS, AND THE SELLER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED ARE SPECIFICALLY DISCLAIMED BY THE BUYER AND ITS AFFILIATES.
Article 4

The Buyer’s Representations and Warranties
The Buyer represents and warrants to the Seller that the statements contained in this Article 4 are true, correct and complete as of the date of this Agreement and shall be true, correct and complete as of the Closing.
4.1    Existence. The Buyer is a corporation or other entity, duly organized, validly existing, and in good standing under the laws of the state of its organization. The Buyer is duly qualified to own or lease its properties and to carry on its business except where the failure to do so could not reasonably be expected to have a Buyer Material Adverse Effect.
4.2    Authorization of Transactions. This Agreement, the Transaction Documents to which it is, or will be, a party and the consummation of the Transactions have been duly authorized by all requisite corporate or other acts or proceedings of the Buyer, and the Buyer has all necessary power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and the Transaction Documents to which it is a party have been (or, in the case of such agreements to be executed after the date hereof and at or prior to Closing, will be) duly executed and delivered by the Buyer and, assuming due authorization, execution and delivery hereof and thereof by the Seller, constitute a valid and binding obligation thereof, enforceable in accordance with its terms, except as the same may be limited by any Enforceability Limitations.
4.3    Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental

Entity or to the Buyer’s knowledge, private arbitral body, or court to which the Buyer is subject, or any provision of the Buyer’s governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which the Buyer is bound or to which any of its assets is subject. Other than the Regulatory Approvals, no authorization or consent, and no notice to or filing with, any Governmental Entity is required to be obtained or made by the Buyer in connection with the execution or performance by the Buyer of its obligations under this Agreement.
4.4    Brokers’ Fees. The Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions.
4.5    Due Diligence and Independent Investigation.
(a)    The Buyer has conducted such investigations of the Electrical Business as it deems necessary and appropriate.
(b)    In making the decision to enter into this Agreement and the Transaction Documents to which it is a party and to consummate the Transactions, other than reliance on the representations and warranties contained in Article 3, the Buyer acknowledges and agrees that it has relied solely on its own independent investigation, analysis and evaluation of the Electrical Business (including the Buyer’s own estimate and appraisal of the value of the Electrical Business, and the financial condition, operations and prospects of the Electrical Business). THE REPRESENTATIONS AND WARRANTIES OF THE SELLER SET FORTH IN ARTICLE 3 CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLER AND ITS SUBSIDIARIES TO THE BUYER IN CONNECTION WITH THE TRANSACTIONS AND THE ELECTRICAL BUSINESS, AND THE BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OR THE QUALITY, QUANTITY OR CONDITION OF THE ASSETS OF THE ELECTRICAL BUSINESS) NOT SET FORTH IN ARTICLE 3 ARE SPECIFICALLY DISCLAIMED BY THE SELLER AND ITS SUBSIDIARIES. EXCEPT AS SET FORTH IN ARTICLE 3, THE SELLER AND ITS SUBSIDIARIES DO NOT MAKE OR PROVIDE, AND THE BUYER HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE ASSETS OF THE ELECTRICAL BUSINESS OR ANY PART THEREOF OR THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE

FURNISHED TO THE BUYER AND ITS REPRESENTATIVES BY OR ON BEHALF OF THE SELLER AND ITS SUBSIDIARIES.
(c)    Without limiting the foregoing, neither the Seller nor its Subsidiaries are making any representation or warranty to the Buyer with respect to any financial projection or forecast relating to the Electrical Business, operations, assets, liabilities, condition (financial or otherwise) or prospects of the Electrical Business or any subset thereof. With respect to any projection or forecast delivered on behalf of the Seller to the Buyer or its representatives, the Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) the Buyer is familiar with such uncertainties, (iii) the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it and (iv) the Buyer shall have no claim against the Seller or its Subsidiaries with respect thereto.
4.6    Financing.
(a)    The Buyer has provided the Seller with true, correct and complete copies of (i) (A) the fully executed commitment letter, dated as of the date hereof among the Buyer, Royal Bank of Canada and NXT Capital, LLC, (the “Senior Debt Commitment Letter”, and such lenders, the “Senior Debt Lenders”) and (B) the fully executed commitment letter, dated as of the date hereof among the Buyer, Norwest Mezzanine Partners III, LP, PennantPark Investment Corporation and Teachers Insurance and Annuity Association of America, (the “Mezzanine Debt Commitment Letters”, and such lenders, the “Mezzanine Debt Lenders”), regarding the amounts set forth therein for the purposes of financing the Transactions and related fees and expenses (together, the “Debt Financing”) and (ii) the fully executed equity commitment letters, dated as of the date hereof (the “Equity Commitment Letters” and, together with the Debt Commitment Letters, the “Commitment Letters”), among each Guarantor and the Buyer regarding the proposed cash investments set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”).
(b)    The Commitment Letters are in full force and effect and are the legal, valid and binding obligations of the Guarantors and the Buyer and, to the knowledge of the Buyer, of the other parties thereto, in accordance with the terms and conditions thereof, except that such enforceability may be limited by the Enforceability Limitations. None of the Commitment Letters has been amended or modified prior to the date of this Agreement, and, as of the date hereof, the respective commitments contained in the Commitment Letters have not been withdrawn, terminated or rescinded in any respect. There are no conditions precedent, side agreements or other arrangements or understandings relating to the funding of the Financing, other than the terms thereof set forth in the Commitment Letters, that could reasonably be expected to increase the conditionality or reduce the amount of the Debt Financing. As of the date hereof, no event has occurred or circumstance exists which would constitute failure of any condition under the Commitment Letters. As of the date hereof, assuming the accuracy of the representations and warranties set forth in Article 3 of this Agreement and compliance by the Seller with its respective covenants and agreements hereunder, the Buyer has no reason to believe that any of the conditions to the Financing will not be satisfied or that the Commitment Letters will not be available to the Buyer on the Closing Date. The Buyer has fully paid any and all commitment and other fees that have been incurred and are due and payable on or prior to the date hereof in connection with the Commitment Letters and the Buyer will pay when due all other commitment fees arising under the Commitment Letter as and when they become payable on or prior to the Closing Date.
4.7    Guarantee. Concurrently with the execution of this Agreement, each Guarantor has delivered to the Company a duly executed Guarantee. The Guarantees are in full force and effect, has been duly executed and delivered by the applicable Guarantor, and constitutes a legal, valid and binding obligation of the applicable Guarantor party thereto, enforceable in accordance with its terms, except to the extent that the enforcement thereof may be limited by or subject to the Enforceability Limitations. The execution, delivery and performance by the Guarantors does not and will not violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the applicable Guarantor under any of the terms, conditions or provisions of (a) the organizational documents of such Guarantor, (b) any Applicable Law or order binding on such Guarantor or its assets or (c) any Contract to which such Guarantor is party. Each Guarantor has the financial capacity to pay and perform its obligations under the Guarantee to which it is a party, and all funds necessary for such Guarantor to fulfill its obligation under the Guarantee to which it is a party will be available to such Guarantor for so long as the Guarantee to which it is party remains in effect. No event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of any Guarantor under the Guarantee to which it is party.
Article 5

Pre-Closing Covenants
The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.
5.1    General. Subject to this Article 5, and (except for the matters that are the subject of Section 5.7, which shall be governed by Section 5.7) each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary and advisable in order to consummate and make effective the Transactions (including satisfaction, but not waiver, of the Closing conditions set forth in Article 7 below). None of the Parties hereto shall take any action, or permit any of its respective Affiliates to take any action, to materially diminish the ability of any Party to consummate, or materially delay any Party’s ability to consummate, the Transactions, including taking any action that is intended or would reasonably be expected to result in any of the conditions to any Party’s obligations to consummate the Transactions to not be satisfied.
5.2    Notices and Consents.
(a)    The Seller will give any notices to third parties and shall use reasonable best efforts (which shall not include the payment of any consent fees (other than de minimis costs)) to obtain any third party consents listed on Schedule 5.2.
(b)    Notwithstanding the foregoing, the Buyer acknowledges that certain consents to the Transactions listed on Schedule 5.2 may not be obtained. The Buyer agrees that the Seller and its Subsidiaries shall not have any liability whatsoever to the Buyer Indemnified Parties (and the Buyer Indemnified Parties shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any such consents or because of the default, acceleration or obligation or termination of or loss of right as a result thereof; provided, that nothing in this Section 5.2(b) shall impair the Buyer’s rights under (i) Section 5.2(a) of this Agreement or (ii) under this Agreement as a result of a breach of the representation and warranty in the last sentence of Section 3.16. The Buyer further agrees that no representation, warranty or covenant of the Seller contained herein shall be breached or deemed breached and no condition of the Buyer shall be deemed not to be satisfied as a result of the failure to obtain any such consent or as a result of any such default, acceleration of obligation or termination or loss of right or any action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such default, acceleration or termination or loss of right; provided, that nothing in this Section 5.2(b)) shall impair the Buyer’s rights under (i) Section 5.2(a) of this Agreement or (ii) under this Agreement as a result of a breach of the representation and warranty in the last sentence of Section 3.16.
(c)    Each of the Buyer and the Seller will use its reasonable best efforts to: (i) prepare, as soon as practicable (and in no event later than five (5) Business Days after the date hereof), all filings and other presentations in connection with seeking any Regulatory Approvals; (ii) prosecute any applicable filings and other presentations with diligence relating to any Regulatory Approvals; and (iii) oppose any objections to, appeals from or petitions to reconsider or reopen any such approval by Persons not party to this Agreement. Each of the Buyer and the Seller will use its reasonable best efforts to facilitate obtaining any final order or orders approving the Transactions consistent with this Agreement and/or to remove any impediment to the consummation of the Transactions. Each of the Buyer and the Seller will use its reasonable best efforts to furnish or cause to be furnished all information in connection with the Regulatory Approvals. In furtherance and not in limitation of the foregoing, each of the Buyer and the Seller shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (which shall include therein a request for early termination) as promptly as practicable, and in any event within five (5) Business Days, and thereafter make any other required submissions with respect to the Transactions under the HSR Act and other Regulatory Approvals, and shall take all other actions reasonably necessary, proper or advisable to obtain all such Regulatory Approvals as soon as practicable. Each of the Buyer and the Seller will advise the other Party promptly of any material communication between such Party or any of its Affiliates and the Federal Trade Commission (the “FTC”), the Department of Justice (the “DOJ”), any state attorney general or any other Governmental Entity regarding the Transactions, and of any understandings, undertakings or agreements (oral or written) such Party proposes to make or enter into with the FTC, the DOJ, any state attorney general or any other Governmental Entity in connection with the Transactions. Each of the Buyer and the Seller will consult with the other in advance of any material meetings or communication (whether in person or otherwise) with the FTC, the DOJ, any state attorney general or any other Governmental Entity in connection with Regulatory Approvals.
(d)    The Parties shall use their reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Parties from expeditiously closing the Transactions.
(e)    Subject to Applicable Laws relating to the exchange of information, the Parties shall have the right to review in advance, and to the extent practicable each will consult the other regarding, all the information relating to the Party, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Transactions.
(f)    The Buyer shall use reasonable best efforts to take all actions requested by any Governmental Entity, or necessary to resolve any objections that may be asserted by any Governmental Entity, with respect to the Transactions, including, without limitation, (i) agreeing to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, any Subsidiary, operations, divisions, businesses, product lines, customers or assets of the Electrical Business or the Acquired Companies contemporaneously with or after the Closing, (ii) enter into any order, consent decree or other agreement necessary to effectuate the foregoing, or (iii) terminate any contract, lease, license, other legally binding agreement or other business relationship as may be required by any Governmental Entity. The Buyer shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Transactions or (iii) delay the consummation of the Transactions.

5.3    Access. The Seller will permit, representatives of the Buyer (including legal counsel and accountants) to have access at all reasonable times, and in a manner so as not to interfere unreasonably with the operation of its business or the Electrical Business, to all premises, properties, books, records (including tax records), contracts, and documents of or pertaining to the Electrical Business but not including any environmental assessments or any subsurface investigations; provided, however, that the Buyer will coordinate all such access and contacts with Dan Weltzien of the Buyer and will accept any reasonable restrictions the Seller may impose on such access and contacts. Neither the Seller nor any of its Subsidiaries shall be obligated to provide any access to any documents or data which they are prohibited from doing so pursuant to Applicable Law or contractual restriction, and the Buyer shall not contact any employee (other than Dan Weltzien), customer or supplier or other business relation of the Electrical Business without the prior written approval of the Seller or its representatives (including Dan Weltzien which approval from Dan Weltzien may be by email) which approval shall not be unreasonably withheld. The Buyer will treat and hold as such any Confidential Information in accordance with the Confidentiality Agreement.
5.4    Exclusivity. Seller will, and will cause its Subsidiaries to cease any discussions or negotiations with any Persons that may be ongoing as of the date of this Agreement with respect to any proposal or offer from any Person relating to the acquisition of all or any portion of the Electric Holdings Interests, Mastervolt Interests, BEP Marine Interests, the Canadian Electrical Assets or the Transferred Sourcing Agreements or otherwise acquire a substantial portion of the assets of the Electrical Business including any acquisition structured as an equity sale, merger, consolidation, or share exchange (“Alternative Proposal”). Until the earlier to occur of the Closing or the termination of this Agreement in accordance with Article 9, the Seller shall not (and will not cause or permit any of its Subsidiaries to) (i) solicit, initiate, or encourage the submission of any Alternative Proposal or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.
5.5    Operation of Business. Except as expressly contemplated by this Agreement or as disclosed on Schedule 5.5, from the date hereof until the earlier of the Closing or the termination of this Agreement, the Seller shall, and shall cause its Subsidiaries to, (x) consult with Buyer prior to incurring any material costs for software or equipment in connection with the Transition Services Agreement, (y) use commercially reasonable efforts to (i) preserve intact their current relationships with its employees, customers, suppliers and other third parties as they relate to the Electrical Business, and (ii) continue, in a manner consistent with the past practices of the Electrical Business, operating and conducting the Electrical Business in the Ordinary Course of Business in all material respects, and (z) not to take any of the following actions in connection with or on behalf of the Electrical Business without the prior written approval of the Buyer (which approval shall not be unreasonably withheld, conditioned or delayed):
(c)    sell, lease, license transfer, abandon or otherwise dispose of or encumber (other than Permitted Encumbrances) any of the material properties or assets of the Electrical Business, except in the Ordinary Course of Business or with respect to the transfer of Cash or Cash Equivalents to the Seller;

(d)    cancel any material debts or waive any material claims or rights pertaining to the Electrical Business, except in the Ordinary Course of Business;
(e)    permit any Acquired Company to (i) split, combine, or reclassify any of its equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests or (ii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any equity interests or securities convertible into equity interests, or any subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating the Acquired Companies to issue any such equity interests or other convertible securities, in each case, other than to another Acquired Company;
(f)    grant any increase in the compensation of officers or employees of the Electrical Business other than in the Ordinary Course of Business or pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of any benefit or right under an Plan, other than as required under Applicable Law;
(g)    implement any employee layoffs that would implicate the WARN Act;
(h)    except as required by Applicable Law, this Agreement, or the terms of any Plan as in effect on the date of this Agreement or pursuant to the Electrical Reorganization, establish, adopt, or become a party to any new employee benefit or compensation plan or program for the benefit of Electrical Employees or amend any Plan to increase benefits to Electrical Employees or terminate any Acquired Company Plan;
(i)    except in the Ordinary Course of Business, incur, assume or guarantee any indebtedness for borrowed money other than indebtedness to an Affiliate which is extinguished prior to or in connection with Closing or is to another Acquired Company;
(j)    make any investment or acquisition either by purchase of stock or securities, contributions to capital, property transfers, merger or purchase of all or substantially all of the property or assets of any other individual, corporation or other entity, other than pursuant to the Electrical Reorganization;
(k)    implement or adopt any material change in the financial or Tax accounting principles, practices or methods of the Electrical Business, other than as may be required by Applicable Law, GAAP or regulatory guidelines;
(l)    make, change, or revoke any material Tax election, amend any Tax Return, settle any material Tax claim or assessment, surrender any right to claim a refund of Taxes or consent to extend or waive the statute of limitations applicable to any material Tax claim or assessment if such election amendment, settlement, surrender or consent would have the effect of increasing the Tax liability of any Acquired Company for any taxable period ending after the Closing Date;

(m)    enter into any contract or commitment that restricts the ability of the Electrical Business to compete with, or conduct, any business or line of business in any geographic area, in each case, in any material respect;
(n)    except in the Ordinary Course of Business, make loans or advances on behalf of or for the Electrical Business to any Person;
(o)    enter into materially amend or modify, or terminate any Material Contract, except in the Ordinary Course of Business;
(p)    amend any of the organizational documents of any of the Acquired Companies; or
(q)    agree, whether in writing or otherwise, to do any of the foregoing;
provided that the limitations set forth in clauses Section 5.5(a) through Section 5.5(o) shall not apply to any action, transaction or event occurring exclusively between the Acquired Companies. Notwithstanding the foregoing, nothing herein shall prohibit or limit the Seller or any Subsidiary thereof from distributing any Cash or Cash Equivalents to the Seller or a Subsidiary thereof prior to the Closing.
5.6    Update to Disclosure. After the date hereof until three (3) Business Days prior to the Closing Date, the Seller shall have the right to update the Disclosure Schedule (the “Updated Schedules”) but only with respect to a matter occurring after the date hereof but prior to the Closing which would reasonably be expected to result in a Material Adverse Effect. If the Buyer receives such Updated Schedules from the Seller, then the Buyer shall have the right to terminate this Agreement pursuant to Section 9.1(c), within three (3) Business Days of receipt thereof, or proceed with the Closing, provided that upon the Closing, the Buyer shall be deemed to have waived all claims against the Seller, including all indemnity claims pursuant to Article 8, for all such matters included in the Updated Schedules.
5.7    Financing; Cooperation.
(a)    The Buyer shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to (i) maintain in full force and effect the Commitment Letters, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Commitment Letters (or on terms no less favorable to the Buyer and do not have an adverse impact on the Seller or the consummation of the Transactions, except with respect to terms which are otherwise agreed to by the Buyer), (iii) satisfy all conditions to funding that are within its control and set forth in the Commitment Letters and any definitive documents related to the Financing at or prior to the Closing, (iv) enforce its rights under the Commitment Letters and (v) consummate the Financing at or prior to the Closing (with respect to amounts required to consummate the Transactions).

(b)    Upon request by the Seller, the Buyer shall keep the Seller reasonably informed with respect to all material activity concerning the status of the Financing and shall give the Seller prompt notice, if: (i) any of the Commitment Letters expire or are terminated for any reason or (ii) any financing source that is a party to any Commitment Letter notifies the Buyer of any actual or potential breach, default, termination or repudiation by any party to the Commitment Letters or definitive agreements relating to the Commitment Letters or any material dispute between or among the Parties to the Commitment Letters with respect to funding the Financing, in each case solely to the extent that such breach could reasonably be expected to delay or prevent the Closing. The Buyer shall not amend, supplement, waive or otherwise modify or replace, or agree to amend, supplement, waive or otherwise modify or replace, the Commitment Letters in any manner prohibited by Section 5.7(c). Upon any such amendment, supplement, waiver or modification or replacement of the Commitment Letters in accordance with Section 5.7(c), the term “Commitment Letters” shall mean the Commitment Letters as so amended, supplemented or modified or replaced.
(c)    Notwithstanding anything in this Agreement to the contrary, after the date of this Agreement but prior to the Closing, any Debt Commitment Letter may be amended, supplemented, modified, replaced or any provision thereof waived or superseded by written amendments to or agreements (in each case, whether by amendment, supplement, modification superseding or replacement agreement, the “Alternative Commitment Letters”) replacing the existing Debt Commitment Letter, if and only if any such amendment, supplement, modification, waiver or replacement: (i) does not reduce and would not reasonably be expected to reduce the aggregate amount of the Debt Financing to an amount that would cause the Buyer to not have sufficient funds to pay the aggregate Purchase Price and to pay all required fees and expenses relating to the consummation of the Transactions after giving effect to any increase in the amount of Equity Financing; and (ii) does not impose and would not reasonably be expected to impose any new or additional condition or otherwise expand, amend or modify any of the conditions to the Debt Financing in a manner that does or would reasonably be expected to (A) delay or prevent or make less likely the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (B) adversely impact the ability of the Buyer to enforce its rights against the other parties to the Debt Commitment Letters or definitive documents relating thereto (provided that, the Buyer may amend the Debt Commitment Letter (x) to modify the pricing terms or to add additional lenders, arrangers, bookrunners and agents or to reallocate commitments or assign or reassign titles or roles to, or between or among, any entities party thereto and (y) otherwise, so long as such amendment and/or restatement would not reasonably be expected to delay or prevent the Closing). In such event, (x) the term “Debt Commitment Letter” as used herein shall be deemed to include the Debt Commitment Letters that are not so superseded at the time in question or that are amended, supplemented, modified, or superseded in accordance with this Section 5.7(c) and any Alternative Commitment Letters entered into in accordance with this Section 5.7(c) to the extent then in effect, and (y) the term “Debt Financing” as used herein shall mean the debt financing contemplated by the Commitment Letters as amended, modified or superseded in accordance this

Section 5.7(c). The Buyer shall promptly notify the Seller after any such material amendment, supplement, modification, waiver or replacement and provide Buyer with a copy thereof.
(d)    If any portion of the Debt Financing becomes unavailable on the terms and conditions or within the timing contemplated in a Debt Commitment Letter or a Debt Commitment Letter shall be terminated or modified for any reason not in accordance with this Agreement (but without waiving any responsibility or liability for breach by the Buyer of its obligations under this Agreement), then the Buyer shall use its reasonable best efforts to arrange to obtain Alternative Commitment Letters from alternative sources in an amount sufficient, when added to the portion of the Financing that is still available, to consummate the Transactions with terms and conditions that are not materially less favorable to the Buyer (and any contemplated borrower or guarantor under such Financing ) than the terms and conditions set forth in the Debt Commitment Letter. The Buyer shall, upon request of the Seller, keep the Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Alternate Commitment Letters and shall provide to the Seller true and complete copies of all material documents related to the Alternate Commitment Letters to the Seller.
(e)    Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.7 shall require, and in no event shall the reasonable best efforts of the Buyer be deemed or construed to require the Buyer to (i) seek Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by the Equity Commitment Letter or (ii) pay any fees in excess of those contemplated by the Debt Commitment Letters (giving effect to any applicable flex provisions) (whether to secure a waiver or any conditions contained there or otherwise).
(f)    The Seller shall use its reasonable best efforts to, and shall cause each of its Subsidiaries to use their reasonable best efforts to, and shall use its reasonable best efforts to cause its representatives to use their reasonable best efforts to, provide all cooperation that is customary in connection with the arrangement of the Debt Financing as may be reasonably requested in writing by the Buyer (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Seller and its Subsidiaries), which shall include, in any event, to the extent reasonably necessary to satisfy conditions precedent or covenants in the Debt Commitment Letters or in any Alternative Commitment Letters (i) participation by the management team of the Electrical Business in up to two meetings of prospective lenders at a time and location mutually agreed upon (and to the extent necessary, one or more conference calls with prospective lenders in addition to any such meetings) and in due diligence sessions in connection with the Financing, and (ii) furnishing the Buyer and its debt financing sources (including the Financing Parties) as promptly as reasonably practicable with financial and other pertinent and customary information regarding the Acquired Companies and the Electrical Business, in each case, reasonably requested in writing by the Buyer or lenders under and consistent with the Debt Commitment Letters (other than information for which the Seller is dependent on information to be provided by the Buyer to the Seller to prepare such information unless such information is provided to the Seller by the Buyer in a timely and reasonable fashion), (iii) reasonably cooperating with the Buyer in the Buyer’s preparation of customary materials for rating agency presentations and all customary authorization and management representation letters and all customary and reasonably requested material to be used in connection with the Financing (including documentation and other information required in connection with applicable “know your customer” and anti-money laundering rules and regulations, including U.S.A. Patriot Act of 2001), (iv) using reasonable best efforts to obtain customary payoff letters, lien releases, instruments of termination or discharges, (v) permitting officers of the Acquired Companies who will be officers of the Buyer after the Closing Date to execute and deliver any pledge and security documents, other definitive financing documents or other certificates or documents as may be reasonably requested by Buyer including using reasonable best efforts to obtain consents of accountants to use their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral; provided, however, that no obligation of the Acquired Companies or any of its subsidiaries under any such certificate, document or instrument to which the Acquired Companies are a party shall be effective until the Closing Date and (vi) otherwise reasonably cooperating with the Buyer in requests to assist Buyer in satisfying the conditions precedent set forth in the Debt Commitment Letter or any definitive document related to the Financing, to the extent within the control of the Seller. The Buyer shall promptly, upon request by the Seller, reimburse the Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Seller in connection with any cooperation of the Seller, its Subsidiaries and their respective representatives expressly required by or requested in accordance with this Section 5.7. The Buyer shall indemnify, defend and hold harmless the Seller, its Subsidiaries and their respective representatives from and against any and all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions undertaken pursuant to this Section 5.7 other than arising from fraud.
(g)    The Seller consents to the limited use of the trademarks, service marks or logos used in the Electrical Business (but not the Seller’s name or trademark) in connection with written marketing materials to be used in arranging the Debt Financing; provided, that, such trademarks, service marks or logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Seller or any of its Subsidiaries or the reputation or goodwill of the Electrical Business or the Seller or any of its Subsidiaries or any of their respective intellectual property rights.
(h)    Nothing in this Section 5.7 shall require such cooperation of the Seller to the extent it would (i) cause any condition to Closing set forth in Article 7 to fail to be satisfied or otherwise cause any breach of this Agreement (unless waived by Buyer), (ii) require the Seller or any of its Subsidiaries to take any action that will conflict with or violate any of their Organic Documents or Applicable Law as a result in the material contravention of or that would reasonably be expected to result in a material violation or breach of , or default under, any Material Contract or (iii) result in any officer or director of the Seller or any of its Subsidiaries incurring any personal liability with respect to any matters relating to the Financing.
Article 6

Post-Closing Covenants
The Parties agree as follows with respect to the period following the Closing.
6.1    General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, (unless the requesting Party is entitled to indemnification therefor under Article 8) and the reasonable and documented out-of-pocket costs and expenses shall be borne by the requesting Party. After the Closing, the Buyer shall, and shall cause the Acquired Companies to, cooperate with and provide reasonable assistance and information as requested by the Seller with respect to any financial reporting of the Seller and its Affiliates.
6.2    Litigation Support. In the event and for so long as any Party actively is contesting or defending against any Proceeding in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Electrical Business (not including a Proceeding relating to any transaction contemplated under this Agreement or the Transaction Documents), each of the other Parties shall reasonably cooperate with it and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records as shall reasonably be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 8); provided, however, that, (i) for avoidance of doubt, the foregoing will not require any Party to take any such action if it (x) may result in a waiver or breach of any attorney/client privilege, or (y) could reasonably be expected to result in violation of Applicable Law and (ii) nothing herein shall limit any Party’s rights to discovery in any Proceeding.
6.3    Non-Competition.
(d)    For a period beginning on the Closing Date until the date which is two (2) years after the Closing Date (the “Restricted Period”) and other than in connection with performing services under the Transition Services Agreement, the Seller will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, own, manage, operate, control or participate in (including by allowing its name to be used by) the ownership, management, operation or control of any business, whether in corporate, proprietorship, partnership, or joint venture form or otherwise, that is engaged in, or otherwise competes with, the Electrical Business as conducted on the date hereof anywhere in the world (the “Seller Competitive Activities”).

(e)    Notwithstanding the foregoing, and for the avoidance of doubt, the provisions of Section 6.3(a) and Section 6.4 shall not apply to or in any way restrict any Subsidiary of the Seller at such time as such Person is no longer a Subsidiary of the Seller.
(f)    Notwithstanding the provisions of Section 6.3(a), the acquisition (by asset purchase, stock purchase, merger, consolidation or otherwise) during the Restricted Period by the Seller or any of its Subsidiaries of the stock, business or assets of any Person that at the time of such acquisition is engaged in Seller Competitive Activities, and the continuation of such Seller Competitive Activities following such acquisition shall not be in breach of the terms of this Section 6.3 or Section 6.4 if: (i) the portion of the revenues of such Person and its Subsidiaries on a consolidated basis for the fiscal year ending prior to the date of such acquisition that is attributable to the Seller Competitive Activities by such Person and its Subsidiaries account for less than ten percent (10%) of the revenues of such Person and its Subsidiaries on a consolidated basis for such fiscal year; or (ii) in the event the foregoing condition is not satisfied, the Seller offers, or causes its Affiliates to offer the portion of such business or assets that represent the Seller Competitive Activities to the Buyer and negotiates in good faith with the Buyer as to the terms and conditions of the Buyer’s purchase of such business and assets, provided that (A) if the Buyer notifies the Seller in writing that it is unwilling to purchase such business or assets, or (B) if following such good faith negotiations, the Parties are unable to reach agreement on the terms of such a purchase, the Seller sells such business or assets within eighteen (18) months thereafter.
(g)    Nothing in this Section 6.3 will restrict or prevent the Seller or any of its Subsidiaries from maintaining and/or undertaking passive investments in publicly-traded securities of Persons primarily engaged in the Seller Competitive Activities so long as the aggregate interest represented by such investments does not exceed two percent (2%) of any class of the outstanding equity or debt securities of any such Person.
6.4    Covenant Not to Solicit. For a period beginning on the Closing Date until the date which is five (5) years after the Closing Date (and solely with respect to Mastervolt Holdings, Mastervolt BV and Mastervolt International BV, three (3) years after the Closing Date), the Seller will not and will not permit any of its Subsidiaries to hire or engage or recruit, solicit or otherwise attempt to employ or engage or enter into any business relationship (whether on a full-time, part-time or consulting basis or otherwise) with any of the employees set forth in Schedule 6.4 (the “Covered Employees”). Nothing in this Section 6.4 prevents the Seller and its Subsidiaries from general solicitations that are not directed specifically to the Covered Employees or the employees of the Electrical Business.
6.5    Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 6.3 or Section 6.4 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closer to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. In the event of litigation involving Section 6.3 or Section 6.4, each Party shall bear its own costs and expenses incurred in connection with any such litigation, including the appeal therefrom.
6.6    Confidentiality. Other than in connection with performing services under the Transition Services Agreement, the Seller and its Subsidiaries for five (5) years from the Closing Date will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in its possession. In the event that the Seller or any of its Subsidiaries is requested or required pursuant to written or oral questions or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.6. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Seller or any of its Subsidiaries is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller or any of its Subsidiaries may disclose the Confidential Information to the tribunal. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of the Seller or any of its Subsidiaries.
6.7    Transition Matters.
(n)    The Buyer shall use its commercially reasonable efforts (at its sole expense) as soon as possible after the Closing Date to cause the beneficiary of each of the guarantees provided by the Seller for the benefit of the Electrical Business set forth on Schedule 6.7(a) (the “Seller Guaranties”) to release the Seller from all obligations thereunder including by arranging for a substitute guaranty (from the Buyer or one of its Subsidiaries, letter of credit, surety bond or other instrument required by the beneficiary thereof. The Seller further agrees that to the extent the Seller or any of its Subsidiaries is required to make any payment in connection with such Seller Guaranties on or after the Closing Date, the Buyer shall indemnify, defend and hold harmless the Seller against, and reimburse the Seller for, any and all amounts paid in connection therewith.
(o)    At the Buyer’s sole cost and expense, the Buyer shall promptly and, in any event, within sixty (60) days following the Closing Date remove, or cause to be removed, from all locations, any and all signage, including signs, windows or door lettering, placards, decorations or advertising media of any type (collectively, the “Seller Signage”) that bear any names or marks owned by Seller or any of its Subsidiaries other than the rights which were transferred to the Buyer pursuant to this Agreement. The Buyer shall use its commercially reasonable efforts to minimize any damage to the Seller Signage in connection with the removal of same, and following such removal, the Buyer shall promptly notify the Seller of such removal and deliver all such Seller Signage to the Seller at such location as may be specified by the Seller, at the Seller’s expense unless the Seller provides a written request to the Buyer for the Buyer to promptly destroy such Seller Signage and dispose of same in accordance with Applicable Law.
(p)    The Buyer acknowledges and agrees that, except as set forth in the Transition License Agreement, on the Closing Date, the Buyer and its Affiliates shall cease and discontinue (and the Buyer shall cause the Acquired Companies to cease and discontinue) all uses of the “Actuant” name and any variations or derivations thereof (together, the “Actuant Name”). Buyer, for itself and its Affiliates, agrees that from and after the Closing Date that the Buyer and its Affiliates (i) will not expressly, or by implication, do business as or represent themselves as the Seller or one of its Subsidiaries (after the Closing), or (ii) with respect to products or services sold or provided by them after the Closing Date, will not represent that such products or services are those of the Seller and its Subsidiaries (after the Closing). The Buyer, for itself and its Affiliates, acknowledges and agrees that neither the Buyer nor any of its Affiliates shall have any rights in the Actuant Name and neither the Buyer nor any of its Affiliates shall contest the ownership or validity of any rights of the Seller or any of its Affiliates in or to the Actuant Name.
(q)    Upon termination of the “Manufacturing, Fulfillment and Supply Chain” services pursuant to the Transition Services Agreement, the Buyer shall assume and the Seller shall assign or cause one of its Subsidiaries to assign, each of the Transferred Sourcing Agreements in effect as of such time together with any additional sourcing agreements entered into by Seller or its Subsidiaries after the date hereof for the benefit of the Electrical Business in connection with the Seller’s obligations pursuant to the Transition Services Agreement and on terms substantially similar to the Transferred Sourcing Agreements in effect as of the date hereof pursuant to an assignment and assumption agreement substantially in the form of the Assignment and Assumption Agreement entered into at Closing.
(r)    The Parties acknowledge and agree that each of the agreements set forth on Section 3.24 of the Disclosure Schedule (the “AGS Agreements”) will be terminated (along with any non-solicitation, non-competition or other similar restriction prescribed by such agreements) upon the expiration of the applicable transition period set forth in the Transition Services Agreement; provided, that, any obligation of the Buyer and its Affiliates to make a payment to the Seller or its Affiliates thereunder shall survive such termination. After the Closing, any warranty obligations of the Seller or any of its Affiliates under the AGS Agreements and any claims by Buyer or any of its Affiliates under any such AGS Agreements will be subject to the limitations set forth in Section 8 of the Transition Services Agreement.
6.8    The Buyer Non Solicit. During the Restricted Period, except with respect to Electrical Employees, the Buyer will not and will cause each of its Subsidiaries not to employ or solicit for employment (i) any of the officers or management employees of the Seller and its Subsidiaries, (ii) any other employees of the Seller or its Subsidiaries with whom the Buyer has had direct contact in connection with the Transactions or (iii) any of the employees of AGS. Nothing in this Section 6.8 prevents the Buyer from (i) general solicitations that are not directed specifically to these employees or the hiring thereof or (ii) hiring any employee whose employment was terminated by the Seller.
6.9    Tax Matters.
(l)    Tax Returns.
(i)    The Seller shall have the exclusive authority and obligation to prepare, or cause to be prepared: (A) all Tax Returns relating to the Electrical Business and the Acquired Companies, for all taxable periods ending on or before the Closing Date, and (B) all Tax Returns filed on a consolidated, combined or unitary basis for which the Acquired Companies join with the Seller or any of its Affiliates. The Buyer shall cooperate, as necessary, in the signing and timely filing of any such Tax Returns required to be filed after the Closing Date.
(ii)    Except as provided in Section 6.9(a)(i) above, the Buyer shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns relating to the Electrical Business and the Acquired Companies; provided, however, that (A) the Buyer shall provide the Seller with draft of such Tax Returns required to be prepared by the Buyer pursuant to this Section 6.9(a)(ii) for an Overlap Period at least thirty (30) days prior to the due date for filing such Tax Returns, (B) at least fifteen (15) days prior to the due date for the filing of such Tax Returns, the Seller shall notify the Buyer of the existence of any objection the Seller may have to any items set forth on such draft Tax Return, and (C) if, after consulting in good faith, the Buyer and the Seller are unable to resolve such objection(s), such objection(s) shall be referred to an independent accounting firm mutually acceptable to the Buyer and the Seller for resolution. The Seller shall join with the Buyer in making elections under Code §338(h)(10) or Code §336(e) (and any corresponding election under state, local, and foreign Tax law) with respect to the purchase and sale of Electric Holdings and the deemed purchase and sale of Acme Electric Mexico Holdings I, Inc. and Acme Electric Mexico Holdings II, Inc.; provided, however, that none of the Buyer and its Affiliates shall make an election under Code §338(g) with respect to the purchase and sale or deemed purchase and sale of any other Acquired Company.
(m)    Indemnification for Taxes.
(i)    The Seller shall indemnify the Buyer and the Acquired Companies and hold them harmless from all Taxes of the Electrical Business and the Acquired Companies for any taxable period ending on or before the Closing Date and the portion of the Overlap Period through the end of the Closing Date (the

“Pre-Closing Tax Period”); provided, however, that the Seller shall be liable only to the extent such Taxes have not been paid or deposited by the Closing Date or provided for in a reserve on the Closing Statement as finally determined; provided, further, that the Seller shall not be liable for, and the Buyer and the Acquired Companies shall indemnify the Seller and hold it harmless from all Taxes attributable to actions taken by the Buyer or the Acquired Companies on the Closing Date and after the Closing outside the ordinary course of business and not contemplated by this Agreement. If Taxes allocated to the Pre-Closing Tax Period pursuant to Section 6.9(b)(ii) below are less than the sum of any estimated Tax payments or deposits made by the Seller or the Acquired Companies, the Buyer shall remit the difference to the Seller by no later than due date of such Taxes.
(ii)    In the case of any Overlap Period, Taxes relating to income, profits, sales, and other items readily apportionable between periods with respect to the Electrical Business and the Acquired Companies allocable to the Pre-Closing Tax Period shall be determined from the books and records of the Electrical Business and the Acquired Companies as though the taxable year terminated at the close of business on the Closing Date and all other Taxes shall be determined in proportion to the number of days in such taxable period that arose on or before the Closing Date. The Buyer and the Seller shall, to the extent permitted by Applicable Law, elect with the relevant Taxing Authority to treat for all Tax purposes the Closing Date as the last day of a taxable period of the Electrical Business and the Acquired Companies. For the avoidance of doubt, all option cancellation payments, employee bonus payments and other compensation, and all deductions attributable to repayments of expenses attributable to the Transactions accrued by the Acquired Companies on or before the Closing Date shall be treated as incurred in the Pre-Closing Tax Period.
(n)    Tax Controversies.
(i)    The Buyer shall promptly notify the Seller upon receipt by the Buyer or any Affiliate of the Buyer (including any Acquired Company after the Closing Date) of written notice of any Tax Matter. Subject to Section 6.9(c)(ii), the Seller shall have the authority (and the Buyer shall cause the Company to provide the Seller’s tax advisors with the appropriate powers of attorney) to represent the interests of each Acquired Company with respect to any Tax Matter before the IRS, any other Taxing Authority, any other Governmental Entity or any court and shall have the sole right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, an Tax Matter. The Seller shall keep the Buyer fully and timely informed with respect to the commencement, status and nature of any Tax Matter. The Seller shall, in good faith, allow the Buyer to make comments to the Seller or the

Seller’s tax advisors regarding the conduct of or positions taken in any such proceeding.
(ii)    The Buyer shall have the sole right to control any audit or examination by any Taxing Authority, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Electrical Business and the Acquired Companies for all taxable periods ending after the Closing Date, except for an Overlap Period, as to which the Buyer shall (i) keep the Seller fully and timely informed with respect to such proceedings (by provision of information to the Seller), (ii) in good faith, allow the Seller to make comments to the Buyer regarding the conduct of or positions taken in any such proceeding and (iii) not enter into any settlement or compromise without the prior written consent of the Seller, which consent shall not unreasonably be withheld, conditioned or delayed.
(o)    Refunds and Overpayments of Taxes. Excluding any refunds or credits arising from the carryback of an operating loss created after the Closing Date, any refunds of Taxes that are received by the Buyer or the Acquired Companies, and any overpayments of Tax credited against Tax which the Buyer or the Acquired Companies would be or would have been required to pay that relate to any taxable period, or portion thereof, ending on or before the Closing Date shall be for the account of the Seller, and the Buyer shall pay over to the Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or proceeding results in a payment or credit against Taxes by a Taxing Authority to Buyer or the Acquired Companies of any amount accrued on the Closing Statement as finally determined, the Buyer shall pay such amount to the Seller within fifteen (15) days after receipt or entitlement thereto.
(p)    Prior Tax Agreements. The Seller shall terminate or cause to be terminated any and all of the Tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, on the Closing Date as between the Seller (or any of its Affiliates, other than the Acquired Companies), on the one hand, and the Acquired Companies, on the other hand, for all Taxes imposed by any Taxing Authority, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings.
(q)    Post-Closing Access and Cooperation. The Buyer shall afford the Seller, upon reasonable notice and without undue interruption to the business of the Buyer and the Acquired Companies, access during normal business hours to the books, records and appropriate employees of the Buyer and the Acquired Companies relating to the Electrical Business prior to the Closing Date for a period of seven (7) years following the Closing Date in connection with (i) preparation of the Tax Returns and for any Pre-Closing Tax period and (ii) investigation or contest of any Tax Matter which the Seller has the authority to conduct. The Buyer agrees that it shall, from and after the Closing Date, preserve (in no worse a condition and fashion as they were at the time of Closing) all books and records of the Electrical Business and the Acquired Companies for the period and otherwise subject to the terms of this Section 6.9.
6.10    Leases.
(f)    In the event the Menomonee Falls Lease or the Edwardsville Lease is assigned and Seller or any of its Affiliates has any Liability with respect thereto: (a)(i) the assignment agreement shall include the terms of the Menomonee Falls Sublease or Edwardsville Sublease (as the case may be) so that the obligations, restrictions and limitations and benefits set forth therein apply in the same manner to the Seller and the Buyer or the Acquired Companies or their Affiliates, as the case may be  and (ii) none of the Buyer, the Acquired Companies or any of their respective Affiliates which is the assignee of the Menomonee Falls Lease or Edwardsville Lease (as the case may be) ( the “Assignee”) shall have the right to agree to or undertake any Required Consent Matter (as defined in the Menomonee Falls  Sublease or Edwardsville Sublease, as the case may be) without the prior written consent of the Seller.   With respect to Section 13(c) of the Edwardsville Lease,   if the Buyer desires to expand the buildings pursuant to Section 13 (c) of the Edwardsville Lease, the Seller will consent to such expansion if the Seller and its Affiliates have no liability with respect to or arising from the expanded space.
(g)    Except with respect to the Required Consent Matters, it is expressly understood that whenever the Seller’s or any of its Affiliates’ consent is required under  the Menomonee Falls  Lease or the Edwardsville Lease (as the case may be) the Seller’s or its Affiliates consent shall not be unreasonably withheld, conditioned or delayed.  Additionally, subject to subparagraph (a) and other than with respect to the Required Consent Matters, it is expressly understood that whenever the Seller’s or its Affiliates’ or the applicable landlord’s consent is required under the Menomonee Falls Lease or Edwardsville Lease (as the case may be), the Buyer shall not be required to also obtain the consent of the Seller or any of its Affiliates; provided, however, if the Buyer or any of its Affiliates shall take or permit to  any action which causes the Seller’s or any of its Affiliates’ liability under the Menomonee Falls  Lease or the Edwardsville Lease (as the case may be) to be expanded or increased in any manner from the Seller’s or any of its Affiliates’ liability under the Menomonee Falls Lease or Edwardsville Lease (as the case may be) as of the Closing Date, the Buyer shall indemnify the Seller and its Affiliates for such increased liability.
Article 7

Conditions to Obligation to Close
7.1    Conditions to Obligations of the Buyer and the Seller. The respective obligations of the Buyer and the Seller to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(i)    No Injunction, Etc. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any Governmental Entity that is in effect that prohibits the consummation of the Transactions, and there shall not be any Proceeding pending which seeks to prohibit the consummation of the Transactions; provided, however, that the benefits of this Section 7.1(a) shall not be available to a Party whose failure to fulfill its obligations pursuant to Section 5.2 shall have been the cause of, or shall have resulted in, such injunction, restraining order or decree; and
(j)    Antitrust/Competition Approvals. All mandatory waiting periods specified under the HSR Act shall have elapsed or been terminated.
7.2    Conditions to the Obligations of the Buyer. The obligations of the Buyer to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:
(h)    Accuracy of Representations and Warranties. The representations and warranties of the Seller contained in this Agreement (in each case, without taking into account any “Material Adverse Effect”, “material adverse effect” or other materiality qualifications) shall be true and correct in all respects at and as of the of the Closing Date except (i) for changes disclosed in any Updated Schedules, (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, (iii) those instances in which the failure of the representations and warranties to be true and correct have not had or would not reasonably be expected to have a Material Adverse Effect and (iv) the representations and warranties in Sections 3.2 and 3.6 shall be true and correct in all respects;
(i)    Covenants. The Seller shall have performed and complied in all material respects with all of its material obligations required by this Agreement to be performed or complied with at or prior to the Closing Date;
(j)    Material Adverse Effect. There shall not have occurred a Material Adverse Effect and no action, event, condition or occurrence shall have occurred or arisen that would reasonably be expected to have a Material Adverse Effect;
(k)    Officer’s Certificate. The Seller shall have delivered to the Buyer, in the form attached hereto as Exhibit E, a certificate executed by an executive officer of the Seller, dated as of the Closing Date, certifying compliance with Sections 7.2(a) - (c);
(l)    Lien Releases. The Seller shall have provided the Buyer with evidence reasonably satisfactory to the Buyer that all Liens relating to the assets of the Acquired Companies, the Canadian Electrical Assets (other than Permitted Encumbrances) have been released.
(m)    Deliveries. Prior to or at the Closing, the Seller shall have delivered to the Buyer the following closing documents in form and substance reasonably acceptable to the Buyer:

(i)    written resignations of each of the officers and directors of each Acquired Company set forth in Schedule 7.2(f)(i); and
(ii)    a certificate from each of Actuant Electrical and Actuant International certifying their non-foreign status in compliance with Treasury Regulation Section 1.1445-2.
7.3    Conditions to the Obligations of the Seller. The obligations of the Seller to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:
(r)    Accuracy of Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement (in each case, without taking into account any “material adverse effect” or other “materiality” qualifications) shall be true and correct in all respects at and as of the Closing Date except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date;
(s)    Covenants. The Buyer shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date; and
(t)    Officer’s Certificate. The Buyer shall have delivered to the Seller a certificate in the form attached hereto as Exhibit F, dated as of the Closing Date, and executed by an executive officer of the Buyer on behalf of the Buyer, certifying compliance with Sections 7.3(a) and 7.3(b).
7.4    Frustration of Closing Conditions. Neither the Buyer nor the Seller may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use such efforts to consummate the Transactions as required by and subject to Sections 5.1 and 5.2.
Article 8

Remedies for Breaches of This Agreement
8.1    Survival of Representations and Warranties. All of the representations, warranties and covenants contained in this Agreement or in a certificate delivered at Closing in connection with this Agreement shall survive the Closing and continue in full force and effect; provided that (i) the representations and warranties of the Seller in Article 3 above (whether contained herein or in any certificate) (other than in Sections 3.1 (Authority), Section 3.4 (Finders’ Fees and Commissions), Section 3.5(a) (Title to Assets), Section 3.6 (Capitalization), Section 3.7 (Subsidiaries), Section 3.12 (Tax Matters) and Section 3.24 (Certain Business Relationships with Seller and its Subsidiaries) (together, the “Seller’s Excluded Representations”) or in respect of fraud) and the pre-Closing covenants in Article 5 shall survive the Closing and continue in full force and effect for a period of one year after the Closing and (ii) the Seller’s Excluded Representations shall survive the Closing and continue in full force and effect until the end of any applicable statute of limitations. The covenants of the Seller which by their respective terms are to be performed or observed following the Closing will survive the Closing until fully performed in accordance with their terms. The date upon which the applicable representation or warranty or covenant terminates as provided in this Section 8.1 is referred to herein as the “Expiration Date.” The Seller shall not have any liability or obligation of any kind or nature whatsoever to any Buyer Indemnified Parties (whether such liability is based on a theory of breach of contract (including any breach of any representation, warranty, covenant or agreement set forth in this Agreement), tort or otherwise) arising out of or in any way related to any claim or cause of action with respect to such representations, warranties and covenants unless a written claim in respect of a breach thereof is submitted by a Buyer Indemnified Party to the Seller prior to the Expiration Date in accordance with this Article 8. The representations and warranties contained in this Agreement or in any certificate executed and delivered by the Seller at the Closing shall in no event be affected by any investigations, inquiry or examination made for or on behalf of any party, or the knowledge of any Party’s officers, directors, shareholders, employees, representatives, consultants, agents, or advisors or the acceptance by a Party of any certificate hereunder, except that the Buyer Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.2(a)(i) with respect to any particular breach of a representation and warranty, to the extent that, prior to the execution of this Agreement, any of Eric D. Bommer, John Van Sickle or Marc Buan had actual knowledge of such breach.
8.2    Indemnification Provisions for the Buyer’s Benefit.
(u)    Following the Closing, the Seller, subject to the limitations set forth herein, shall indemnify the Buyer and its Affiliates and their respective stockholders, directors, employees, agents and representatives (collectively, the “Buyer Indemnified Parties” and each a “Buyer Indemnified Party”) from and against the entirety of any Adverse Consequences the Buyer Indemnified Party shall suffer or sustain resulting from or caused by, arising from, relating to or otherwise in connection with:
(i)    any breach of any representation or warranty of the Seller contained in this Agreement, in any certificate executed and delivered by the Seller at the Closing or the Employee Matters Agreement;
(ii)    any breach or failure to perform any covenant or agreement of the Seller contained in this Agreement, in any certificate executed and delivered by the Seller at the Closing or the Employee Matters Agreement;
(iii)    Indebtedness of the Acquired Companies outstanding as of immediately prior to the Closing but not included in the Purchase Price as finally determined hereunder;
(iv)    Excluded Liabilities;

(v)    Taxes relating to the Pre-Closing Tax Period as provided in Section 6.9(b) and without duplication of amounts paid under Section 6.9(b);
(vi)    Excluded Environmental Liabilities;
(vii)    Liabilities arising under the Transferred Sourcing Agreements from a breach of any such Transferred Sourcing Agreements occurring prior to the Closing;
(viii)    Pre-Closing Product Liability Matters; and
(ix)    Liabilities arising out of the matter described in item 7 of Section 3.17 of the Disclosure Schedules.
(v)    Notwithstanding anything herein to the contrary, the Buyer acknowledges and agrees that (i) the Seller shall not have any obligation to indemnify the Buyer Indemnified Parties from and against any Adverse Consequences under Section 8.2(a)(i) (other than with regards to breaches of the Seller’s Excluded Representations) (A) with respect to any claim (or group of related claims) having an aggregate value of less than $100,000 (each a “Qualified Claim”) and (B) until the Buyer Indemnified Parties, have suffered Adverse Consequences by reason of all such Qualified Claims in excess of a 1.0% of the Purchase Price aggregate deductible (the “Deductible”) (at which point the Seller will be obligated only to indemnify the Buyer Indemnified Parties from and against any Adverse Consequences in excess of the Deductible), and (ii) there will be a 5% of the Purchase Price, aggregate payout ceiling (the “Maximum Amount”) on the obligation of the Seller to indemnify the Buyer Indemnified Parties under Section 8.2(a)(i) (other than with regards to breaches of the Seller’s Excluded Representations).
(w)    Subject to the limitations set forth in Section 8.2(b), the maximum aggregate liability of the Seller with respect to all Adverse Consequences under this Agreement, any Transaction Documents or the Transactions in the aggregate shall not exceed the Purchase Price.
(x)    The Seller shall have no liability to indemnify any Buyer Indemnified Party for any Adverse Consequences (i) related to any liability that is specifically taken into account in the calculation of Net Working Capital Value (including the Net Working Capital Surplus or the Net Working Capital Deficit, as the case may be), Company Indebtedness, Cash Amount and the Purchase Price based thereon, (ii) related to the Pre-Paid Warranties or Solar Warranties and (iii) to the extent resulting from a non-compliance with Applicable Law or the breach of contractual obligations by the Buyer after the Closing.
(y)    For the purposes of determining the amount of Adverse Consequence related to a breach (but not the existence of a breach), the representations and warranties set forth in this Agreement shall be considered without regard to any materiality qualification (including terms such as “material” and “Material Adverse Effect”) set forth therein.
(z)    Notwithstanding anything herein to the contrary, the Seller shall only be responsible to indemnify Buyer Indemnified Parties pursuant to Section 8.2(a)(viii), if and to the extent that the Seller is insured with respect to such Pre-Closing Product Liability Matters pursuant to the Actuant Product Liability Policies, which responsibility to indemnify shall include the amount of any deductible payable thereunder by the Seller; provided that the Seller shall maintain the Actuant Product Liability Policies through and after the Closing in accordance with their terms and shall reasonably cooperate with the Buyer after the Closing in connection with any claims made by the Buyer pursuant to Section 8.2(a)(viii), including using vigorous efforts to recover any and all Adverse Consequences arising out of Pre-Closing Product Liability Matters from the Actuant Product Liability Policy, provided, that Seller shall not be required to incur material out of pocket expenses in connection therewith.
8.3    Indemnification Provisions for the Seller’s Benefit.
(a)    Following the Closing, in the event the Buyer breaches any of its representations, warranties and covenants contained herein, then the Buyer shall indemnify the Seller and its Affiliates and their respective stockholders, directors, employees, agents and representations (collectively, the “Seller Indemnified Parties”) from and against the entirety of any Adverse Consequences the Seller Indemnified Parties shall suffer resulting from, or caused by the breach.
(b)    Following the Closing, the Buyer agrees to indemnify the Seller Indemnified Parties from and against any Adverse Consequences the Seller Indemnified Parties shall have suffered caused by or in respect of any Assumed Liability.
8.4    Notice of Claims for Indemnification. If any Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party”) shall believe that such Indemnified Party is entitled to indemnification pursuant to this Article 8 in respect of any Adverse Consequences relating to a claim against the Indemnified Party by a Person that is not a Party (a “Third Party Claim”), then such Indemnified Party shall give the appropriate Indemnifying Party (the “Indemnifying Party”) written notice within ten (10) Business Days of its becoming aware thereof, which notice shall specify in reasonably sufficient detail the facts alleged to give rise to a claim for indemnification and the amount the Indemnified Party seeks hereunder from the Indemnifying Party; provided, however, the failure to give such notice shall not release the Indemnifying Party from its obligations under this Article 8, provided this written notice is given prior to the expiration of the survival period specified in Section 8.1 for the relevant representation, warranty, covenant, agreement, or obligation and the interests of the Indemnifying Party have not been prejudiced by the failure. If the Indemnifying Party contests the assertion of a claim, then the Parties covenant and agree to use their commercially reasonable efforts to resolve their dispute with respect to such claim.

8.5    Defense of Claims. In connection with a Third Party Claim, the Indemnifying Party may assume the defense of any such Third Party Claim (unless such Indemnified Party elects not to seek indemnity hereunder for such Third Party Claim), by appointing a reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense within thirty (30) days of its receipt of notice of the Third Party Claim; provided, that the Indemnifying Party shall not be entitled to assume control of such defense if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) such claim seeks an injunction or equitable relief against the Indemnified Party, or (iii) the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim. If the Indemnifying Party shall have assumed the defense of any Third Party Claim in accordance with this Section 8.5, then the Indemnifying Party shall be authorized to settle, or consent to the entry of any judgment arising from, any such Third Party Claim, without the prior written consent of such Indemnified Party, if, pursuant to, or as a result of, such settlement or compromise, no injunctive or other equitable relief will be imposed against the Indemnified Party and if such settlement expressly and unconditionally releases the Indemnified Party from all Liabilities and obligations with respect to the Third Party Claim. Each Indemnified Party shall be entitled to participate in (but not control) the defense of any such Third Party Claim, with its own counsel and at its own expense. Each Indemnified Party shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim being defended by the Indemnifying Party pursuant to this Section 8.5. The assumption of any defense hereunder by an Indemnifying Party shall not be deemed an admission of responsibility for the Third Party Claim. If the Indemnifying Party does not assume the defense of any Third Party Claim in accordance with the terms of this Section 8.5, then the Indemnified Party shall assume and defend against such Third Party Claim (and any reasonable costs incurred shall be indemnifiable hereunder subject to the limitations set forth herein). If the Indemnified Party assumes the defense of any Third Party Claim in accordance with this Section 8.5 and proposes to settle such Third Party Claim prior to a final judgment thereon or to forego any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such Third Party Claim. The Indemnified Party shall not pay, or permit to be paid, any part of a settlement or a judgment arising from a Third Party Claim unless the Indemnifying Party consents in writing to such payment (not to be unreasonably withheld) or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim.
8.6    Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Party (unless the Indemnifying Party has the exclusive right to settle or compromise under Section 8.5) or the Indemnifying Party, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in and in accordance with Section 8.5 shall also be binding upon the Indemnifying Party or the Indemnified Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.

8.7    Subrogation and Mitigation. To the extent that any Indemnifying Party discharges any claim for indemnification hereunder, such Indemnifying Party shall be subrogated to all rights of any Indemnified Party against third parties, including all rights relating to claims under any insurance, contracts, common law or otherwise. Such Indemnified Party (and its Affiliates) and Indemnifying Party will execute upon request all instruments reasonably necessary to evidence or further protect such subrogation rights. The Indemnified Party shall take, and shall cause their respective Affiliates to take, all commercially reasonable efforts to mitigate and otherwise minimize their Adverse Consequences upon and after becoming aware of any event which would reasonably be expected to give rise to any Adverse Consequences; provided that an Indemnified Party shall not be required to (i) incur material out-of-pocket fees or expenses in connection with such efforts if the Indemnifying Party has failed to agree to be responsible for such fees and expenses after the Indemnified Party’s request with respect thereto or (ii) instigate litigation in respect of such efforts unless the Indemnifying Party has agreed to be responsible for the costs thereof, and provided, further, that (x) such failure to use such efforts in accordance with the foregoing shall not relieve the Indemnifying Party of its indemnification obligations under this Article 8 except and only to the extent that the Indemnifying Party is actually prejudiced thereby, and (y) the reasonable costs of such efforts shall be indemnifiable Adverse Consequences hereunder.
8.8    Net Recovery. The amount of any Adverse Consequences shall be net of any amounts actually recovered by the Indemnified Party and its Affiliates under insurance policies, indemnities, reimbursement arrangements, or contracts (including with respect to any breaches thereof) pursuant to which or under which such Person or such Person’s Affiliates is a party or has rights (“Alternative Arrangements”) with respect to such Adverse Consequences (net of any costs or premiums incurred by the Indemnified Party or its Affiliates in connection to such recoveries). The Buyer shall, and shall cause each Indemnified Party and its Affiliates to, use vigorous efforts to recover any such amount from any such Alternative Arrangement; provided that an Indemnified Party shall not be required to (i) incur material out-of-pocket fees or expenses in connection with such efforts if the Indemnifying Party has failed to agree to be responsible for such fees and expenses after the Indemnified Party’s request with respect thereto or (ii) instigate litigation in respect of such efforts unless the Indemnifying Party has agreed to be responsible for the reasonable costs thereof, and provided, further, that (x) such failure to use such efforts in accordance with the foregoing shall not relieve the Indemnifying Party of its indemnification obligations under this Article 8 except and only to the extent that the Indemnifying Party is actually prejudiced thereby, and (y) the reasonable costs of such efforts shall be indemnifiable Adverse Consequences hereunder. The amount of any Adverse Consequences claimed by any Indemnified Party hereunder shall be reduced to the extent of any Tax savings or benefits actually realized by any Indemnified Party or its Affiliates that is attributable to any deduction, loss, credit or other Tax benefit resulting from or arising out of such Adverse Consequences (net of any reasonable costs incurred by the Indemnified Party or its Affiliates in connection to such savings or benefits). If the amount to be netted pursuant to this Section 8.8 from any payment required pursuant to this Article 8 is determined after such payment, the Indemnified Party shall repay the Indemnifying Party (or the Seller in case of amounts recovered by the Buyer or any of its Affiliates) promptly (but in any event within five Business Days after such determination) any amount that the Indemnifying Party would not have had to pay pursuant to this Article 8 had such determination been made at the time of such payment. All indemnification payments made pursuant to this Agreement shall be treated by the Parties as adjustments to the Purchase Price.
8.9    Assumed Liabilities. Notwithstanding anything herein to the contrary and for the avoidance of doubt, the fact that a liability or obligation is an Assumed Liability and was assumed by the Buyer hereunder, shall not in any respect prevent the Buyer from seeking or receiving indemnification hereunder but only to the extent that the Buyer is entitled to indemnity with respect to such liability or obligation pursuant to the terms of Section 8.2(a). Furthermore, the Buyer shall not have any obligation to indemnify any Seller Indemnified Parties with respect to a liability or obligation constituting an Assumed Liability to the extent the Buyer is entitled to indemnification with respect to such liability or obligation pursuant to the terms of Section 8.2(a). For explanation purposes, to the extent an Assumed Liability constitutes an Adverse Consequence which any Buyer Indemnified Party suffered, sustained or became subject to, as a result of, a breach of a representation and warranty made hereunder, the Buyer shall be entitled to be indemnified with respect to such Assumed Liability, subject to the limitations set forth herein, and the Seller Indemnified Parties shall not be entitled to be indemnified by the Buyer for any Adverse Consequences such Persons incur with respect to such Assumed Liability (pursuant to their indemnification of the Buyer or otherwise) but only, in each case, to the extent of the Buyer’s right to indemnity therefor.
8.10    Exclusive Remedy. Following the Closing, except in the case of fraud or pursuant to Section 2.6, Section 6.9, Section 6.10 or Section 10.16, the Parties’ respective rights to indemnification pursuant to this Article 8 shall be the sole and exclusive remedy available to the Parties with respect to any and all claims with respect to the subject matter of this Agreement, any certificate executed and delivered by the Seller at the Closing, the Employee Matters Agreement, the Transaction Documents (other than the Transition Services Agreement and the Transition License Agreement) or the Transactions. Subject to Section 8.2(c), any claim relating to a breach of or Liabilities arising pursuant to the Transition Services Agreement and the Transition License Agreement shall be made solely pursuant to, and subject to any limitations set forth in, the applicable agreement.
Article 9

Termination
9.1    Termination of Agreement. Without prejudice to other remedies which may be available to the Parties by Applicable Law or this Agreement, this Agreement may be terminated and the Transactions may be abandoned prior to Closing:
(aa)    by mutual written consent of the Parties;
(bb)    by the Buyer or the Seller, by written notice to the other if:
(i)    the Closing shall not have been consummated on or before the Termination Date, unless extended by written agreement of the Parties; provided,

however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose failure to perform or comply with any of its obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur by such date; or
(ii)    any Governmental Entity shall have enacted, promulgated, issued, entered or enforced (A) any Applicable Law prohibiting the Transactions or making them illegal, or (B) any injunction, judgment, order or ruling or taking any other action, in each case, permanently enjoining, restraining or prohibiting the Transactions, which shall have become final and nonappealable.
(cc)    by the Buyer:

(i)    if (i) any of the representations or warranties of the Seller set forth in Article 3 shall not be true and correct such that the condition to Closing set forth in Section 7.2(a) would not be satisfied as of such date and the breach or breaches causing such representations or warranties not to be true and correct is/are not cured within ten (10) days after written notice thereof is delivered to the Seller or (ii) a material covenant of the Seller is breached such that the condition to Closing set forth in Section 7.2(b) would not be satisfied and such breach is not cured within ten (10) days after written notice thereof is delivered to the Seller; provided that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if the Buyer is then in breach of any of its covenants, obligations, representations or warranties set forth in this Agreement and such violation or breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b); or
(ii)    if all of the conditions set forth in Sections 7.1 and 7.3 shall have been satisfied and the Seller shall have failed to consummate the transactions contemplated hereby in accordance with the terms hereof on or before the date designated for Closing pursuant to Section 2.4 (provided the Buyer stands ready to consummate the transactions contemplated hereby); or
(dd)    by the Seller:
(i)    if (i) any of the representations or warranties of the Buyer set forth in Article 4 shall not be true and correct such that the condition to Closing set forth in Section 7.3(a) would not be satisfied as of such date and the breach or breaches causing such representations or warranties not to be true and correct is/are not cured within ten (10) days after written notice thereof is delivered to the Buyer or (ii) a material covenant of the Buyer is breached such that the condition to Closing set forth in Section 7.3(b) would not be satisfied and such breach is not cured within ten (10) days after written notice thereof is delivered to the Buyer; provided that the Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if the Seller is then in breach of any of its covenants, obligations, representations or warranties set forth in this Agreement and such violation or breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b); or
(ii)    if all of the conditions set forth in Sections 7.1 and 7.2 shall have been satisfied and the Buyer shall have failed to consummate the transactions contemplated hereby in accordance with the terms hereof on or before the date designated for Closing pursuant to Section 2.4 (provided the Seller stands ready to consummate the transactions contemplated hereby).
9.2    Effect of Termination. If a Party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except with respect to Section 9.3 and for any Liability of any Party with respect to any breach or misrepresentation prior to such termination):

provided, however, that the confidentiality provisions contained in Section 6.6 above shall survive termination. Notwithstanding the foregoing, termination of this Agreement shall in no way limit any claim by a Party that another Party breached the terms of this Agreement, including but not limited to, by failing to consummate the Transactions, nor shall such termination limit the right of such non-breaching Party to seek specific performance and all other remedies available at law and equity.
9.3    Termination Fee.
(i)    The Buyer shall pay (or cause to be paid) to the Seller by wire transfer of immediately available funds, within five (5) Business Days of the date of termination, a cash fee equal to $17,500,000 (the “Termination Fee”) if the Seller terminates this Agreement pursuant to Sections 9.1(d)(i) or 9.1(d)(ii).
(j)    Other than as expressly permitted by Section 10.16, or in the case of fraud, the Parties acknowledge and agree that if the Buyer becomes obligated to pay the Termination Fee and actually pays such amount, then (i) the right of the Seller to receive the Termination Fee constitutes liquidated damages (and not a penalty) with respect to any claim that the Seller would otherwise be able to assert against the Buyer or any of its Affiliates or their respective former, current or future equityholders, controlling persons, partners, directors, officers, employees, service providers, financing sources (including the Financing Parties and the Financing Parties Related Parties), advisors or representatives (collectively, the “Buyer Representatives”), (ii) the right of the Seller to receive the Termination Fee shall be the sole and exclusive remedy of the Seller with respect to any such termination of this Agreement, and (iii) the Seller shall not bring (or allow any of its Affiliates to bring) any cause of action against or otherwise seek remedies from, the Buyer or any of its Affiliates or the Buyer Representatives, whether at equity or in law, for breach of contract, in tort or otherwise, and any such claim is hereby fully waived, released and forever discharged. The payment of the Termination Fee in the circumstances specified herein is supported by due and sufficient consideration. The Parties acknowledge and agree that in no event will the Buyer be required to pay the Termination Fee on more than one occasion.
(k)    Notwithstanding anything herein to the contrary, the parties further acknowledge and agree that, except for an order of specific performance as and only to the extent expressly permitted by Section 10.16 or fraud, (i) the aggregate liability of Buyer, its Affiliates and the Buyer Representatives under, or related to, this Agreement prior to the Closing (whether or not this Agreement is terminated, and regardless of the reason for any such termination) shall not exceed $17,500,000, and (ii) none of the Buyer, its Affiliates or any Buyer Representative shall have any liability under, or with respect to, this Agreement or the transactions contemplated herein except for Buyer’s liability under this Agreement and any Guarantor’s liability under the Guarantee to which it is a party (in each case, subject to the limitations on liability set forth therein).
(l)    The Parties hereto acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties hereto would not otherwise enter into this Agreement.
(m)    As a point of clarity and notwithstanding anything herein to the contrary, in no event will the Seller be entitled to both specific performance pursuant to Section 10.16 and a Termination Fee.
Article 10

Miscellaneous
10.1    Press Releases and Public Announcements. Except as set forth below in this Section 10.1, no publicity release or announcement concerning this Agreement or the Transactions shall be made without advance written approval thereof from the Buyer and the Seller, which shall not be unreasonably withheld, conditioned or delayed. The Buyer and the Seller agree to cooperate in issuing any press release or other public announcement concerning this Agreement or the Transactions. The Buyer and the Seller shall each furnish to the other drafts of all such press releases or announcements prior to their release. Nothing contained in this Section 10.1 shall prevent any Party (i) upon the reasonable advice of counsel, from furnishing at any time any information to any Governmental Entity or from making any disclosures required under Applicable Law, including the Securities Exchange Act of 1934, as amended, or under the rules and regulations of any national securities exchange on which such Party’s shares of capital stock are listed or (ii) from making disclosures in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby. Nothing herein shall prevent any party hereto or its Affiliates which is a private equity or other investment fund from making customary disclosures to its investors.
10.2    No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. Notwithstanding anything to the contrary contained herein, Section 9.3 (Termination Fee), this Section 10.2, Section 10.8 (Governing Law), Section 10.9 (Jurisdiction), Section 10.10 (Amendments and Waivers) and Section 10.15 (Waiver of Jury Trial) and Section 10.16(e) shall inure to the benefit of the Financing Parties and Section 9.3 (Termination Fee) shall inure to the benefit of the Financing Parties’ Related Parties.
10.3    Entire Agreement. This Agreement, the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
10.4    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided that (i) the rights and obligations of the Buyer hereunder may be assigned to any Affiliate of the Buyer (except that no such assignment shall relieve the Buyer of its obligations hereunder), and (ii) the rights of the Buyer may be collaterally assigned to the Buyer’s lenders (except that no such assignment shall relieve the Buyer of its obligations hereunder).
10.5    Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or PDF), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
10.6    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
10.7    Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), and (iii) one Business Day after being sent to the recipient by facsimile transmission or electronic mail, and addressed to the intended recipient as set forth below:

If to the Seller: Actuant Corporation N86 W12500 Westbrook Crossing Menomonee Falls, WI 53051 Attn: President	Copy to: McDermott Will & Emery LLP 227 West Monroe Street Chicago, Illinois 60606 Attention: John P. Tamisiea Ryan D. Harris Facsimile: (312) 984-7700
If to the Buyer: Power Products, LLC c/o Sentinel Capital Partners 330 Madison Avenue, 27th Floor New York, NY 10017 Attention: Eric D. Bommer Facsimile: (212) 688-6513	Copy to: Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Attention: Drew Grabel Elazar Guttman Facsimile: (212) 446-6460
Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
10.8    Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.
10.9    Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of (a) the state and federal courts located in Chicago, Illinois, for the purposes of any Proceeding arising out of or relating to this Agreement, any Transaction Document or any Transactions. Each Party agrees to commence any Proceeding either in the state or federal courts located in

Chicago, Illinois. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any a Proceeding in Chicago, Illinois with respect to any matters to which it has submitted to jurisdiction in this Section 10.9. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement, any Transaction Document or the Transactions in the state and federal courts located in Chicago, Illinois, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party hereby further agrees that no Party hereto will bring any legal proceeding, whether in Law or in equity, whether in contract or in tort or otherwise, against the Financing Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any other forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).
10.10    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Notwithstanding anything to the contrary contained herein, Section 9.3 (Termination Fee), Section 10.2 (No Third Party Beneficiaries), Section 10.8 (Governing Law), Section 10.9 (Jurisdiction), this Section 10.10, Section 10.15 (Waiver of Jury Trial) and Section 10.16(e) may not be amended or modified in a manner that is materially adverse in any respect to the Financing Parties without the prior written consent of the Financing Parties.
10.11    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If any provision of this Agreement shall, in whole or in part, become or be held invalid or unenforceable, all other provisions of this Agreement shall remain in full force and effect. The Parties undertake to replace such invalid or unenforceable provisions with such valid and enforceable provisions, which accomplishes as far as possible the purpose and intent of the Parties with respect to the invalid or unenforceable provision. The same shall apply accordingly to any situation not contemplated under or covered by this Agreement.
10.12    Expenses. The Buyer and the Seller will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions. Seller shall bear all costs and expenses of the Acquired Companies incurred prior to Closing in connection with this Agreement and the Transactions. All transfer, documentary, sales, use, stamp, registration and other Taxes, and all conveyance fees, recording charges and other fees, including notary fees, and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions shall be paid by the Buyer when due, and the Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to such aforementioned Taxes, fees and charges, and, if required by Applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. Notwithstanding the foregoing, (i) the Seller shall be responsible for any Taxes attributable to income or gain and (ii) the Buyer shall be responsible for all filing fees and expenses pursuant to, or in order to receive, any Regulatory Approvals.
10.13    Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Disclosure Schedule and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
10.14    Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.
10.15    Waiver of Jury Trial Right. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING. Each Party hereby (a) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a Proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.
10.16    Specific Performance.
(g)    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties agree and acknowledge that, in the event of a breach of any provision of this Agreement, the aggrieved Party may be without an adequate remedy at law. The Parties therefore agree that in the event of a breach of any provision of this Agreement the aggrieved Party may elect to institute and prosecute proceedings exclusively as set forth in Section 10.9 to obtain specific performance or to enjoin the continuing breach of such provision, without bond or other security being required. By seeking or obtaining any such relief, the aggrieved Party will not be precluded from seeking or obtaining any other relief to which it may be entitled under this Agreement.
(h)    Notwithstanding anything to the contrary herein, the Parties agree that the Seller shall be entitled to enforce specifically the Buyer’s obligations to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing), in each case, only if (x) the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions which are to be satisfied by the delivery of documents or taking of any other action at the Closing, but which conditions could be satisfied if the Closing were to occur on the date the Seller was first seeking specific performance) or waived in writing by the Buyer and (y) all of the other conditions to the granting of such specific enforcement set forth in Section 10.16(d) have been satisfied.
(i)    Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that, prior to the termination of this Agreement, the Seller shall be entitled to specific performance (or any other equitable relief) to cause the Buyer to perform any obligations of Buyer hereunder to enforce its rights under the Commitment Letters to draw upon and consummate the Financing, on the terms and subject to the conditions set forth in this Agreement and the Commitment Letters, if, but only if, all of the following conditions have been satisfied: (i) the conditions to the Closing set forth in Sections 7.1 and 7.2 shall have been satisfied (other than those conditions which are to be satisfied by the delivery of documents or taking of any other action at the Closing, but which conditions could be satisfied if the Closing were to occur at such time), (ii) the Seller has confirmed in writing to the Buyer that it is ready, willing and able to consummate the Closing, and (iii) the Buyer has failed to consummate the Closing in breach of Section 2.4.
(j)    Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that, prior to the termination of this Agreement, the Seller shall be entitled to specific performance (or any other equitable relief) to cause the Buyer to complete the transactions contemplated hereby, including to effect the Closing in accordance with Section 2.4, in each case on the terms and subject to the conditions in this Agreement, if, but only if, all of the following conditions have been satisfied: (i) the conditions to the Closing set forth in Sections 7.1 and 7.2 shall have been satisfied (other than those conditions which are to be satisfied by the delivery of documents or taking of any other action at the Closing, but which conditions could be satisfied if the Closing were to occur at such time), (ii) the Seller shall have irrevocably confirmed in writing to Buyer that it is ready, willing and able to consummate the Closing, (iii) the Buyer has failed to consummate the Closing in breach of Section 2.4, and (iv) the Debt Financing has been funded or will be funded at the Closing.
(k)    Notwithstanding anything herein to the contrary, the Seller (and each of its Affiliates, directors, officers, employees or agents) shall not have any rights or claims against any Financing Party in connection with the Debt Financing in connection with the transactions contemplated thereby, and any such Financing Party shall not have any rights or claims against the Seller (or any of its Affiliates, directors, officers, employees or agents), in connection with this Agreement or the Debt Financing, in each case, whether at law or equity, in contract, in tort or otherwise; provided, that following the consummation of the transactions contemplated hereby, the foregoing will not limit the rights of the parties to the Debt Financing under the Debt Commitment Letter.
10.17    Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)    when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
(b)    the table of contents and headings for this Agreement are for reference and convenience purposes only, and not deemed to be a part of this Agreement and do not affect in any way the meaning or interpretation of this Agreement;
(c)    whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
(d)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(e)    all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
(f)    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
(g)    reference to any agreement (including this Agreement), document, schedule, exhibit or instrument means such agreement, document, schedule, exhibit or instrument as amended or modified and in effect from time to time in accordance with the terms thereof, and, if applicable, the terms hereof;
(h)    references to a Person are also to its permitted successors and assigns;
(i)    reference to a Person in a particular capacity excludes such Person in any other capacity or individually;
(j)    unless otherwise expressly stated herein, all currency references in this Agreement are to United States dollars (USD); and
(k)    the use of “or” is not intended to be exclusive unless expressly indicated otherwise.
10.18    Disclosure Schedule. Any information disclosed pursuant to a particular section of the Disclosure Schedule hereto shall be deemed to be disclosed with respect to any other section of the Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure that the information is applicable to such other section of the Disclosure Schedule and corresponding representation and warranty, notwithstanding the omission of a cross-reference thereto. Neither the specification of any dollar amount or any item or matter in any provision of this Agreement or any Transaction Document nor the inclusion of any specific item or matter in the Disclosure Schedule or any schedule to any Transaction Document is intended to imply that such amount, or higher or lower amounts, or the item or matter so specified or included, or other items or matters, are or are not material, shall not be employed as a point of reference in determining any standard of materiality under this Agreement and no Party shall use the fact of the specification of any such amount or the specification or inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any item or matter is or is not material for purposes of this Agreement or any Transaction Document. Neither the specification of any item or matter in any provision of this Agreement or any Transaction Document nor the inclusion of any specific item or matter in the Disclosure Schedule or any schedule to any Transaction Document is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business and no Party shall use the fact or the specification or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any item or matter is or is not in the ordinary course of business for purposes of this Agreement or any Transaction Document.
10.19    Attorney-Client Privilege and Conflict Waiver. McDermott Will & Emery LLP has represented the Acquired Companies and the Seller. All of the Parties recognize the commonality of interest that exists and will continue to exist until Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the Parties agree that the Buyer shall not, and shall not cause the Acquired Companies to, seek to have McDermott Will & Emery LLP disqualified from representing the Seller and its Subsidiaries in connection with any dispute that may arise between the Seller or the Buyer or the Acquired Companies in connection with this Agreement or the Transactions and (b) in connection with any such dispute that may arise between the Seller and the Buyer or the Acquired Companies, the Seller (and not the Buyer or the Acquired Companies) will have the right to decide whether or not to waive the attorney client privilege that may apply to any communications between the Acquired Companies and McDermott Will & Emery LLP that occurred before the Closing.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

POWER PRODUCTS, LLC

By:	/s/ Eric D. Bommer
Name: Eric D. Bommer
Title:	Vice President

ACTUANT CORPORATION

By:	/s/ Andrew G. Lampereur
Name: Andrew G. Lampereur
Title:	Executive Vice President, CFO

[Signature Page to Purchase Agreement]
DM_US 45498267-12.066492.0010